Exhibit 10.3
SENIOR SECURED CREDIT AGREEMENT
Dated as of October 20, 2006
Among
UC OPERATING PARTNERSHIP, L.P.,
as Borrower,
UNIVERSAL COMPRESSION PARTNERS, L.P.
as Guarantor,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent,
FORTIS CAPITAL CORP. AND WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents
AND
THE LENDERS SIGNATORY HERETO
Arranged by:
WACHOVIA CAPITAL MARKETS, LLC AND DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers and Joint Book Runners
$225,000,000 Senior Secured Credit Facilities

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		Page
Section 12.14	Collateral Matters; Hedging Agreements	84
Section 12.15	No Third Party Beneficiaries	84
Section 12.16	USA Patriot Act Notice	84
Section 12.17	No General Partner’s Liability	85

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Effective Date Compliance Certificate
Exhibit D-2	Form of Ongoing Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F-1	Security Instruments
Exhibit F-2	Form of Guaranty Agreement
Exhibit G-1	Form of Commitment Increase Certificate
Exhibit G-2	Form of Additional Lender Certificate
Schedule 6.01(m)	Excepted Property
Schedule 7.02	Liabilities
Schedule 7.03	Litigation
Schedule 7.09	Taxes
Schedule 7.10	Titles, Etc.
Schedule 7.13	Subsidiaries
Schedule 7.19	Hedging Agreements
Schedule 7.20	Restriction on Liens
Schedule 8.07	Excluded Collateral
Schedule 9.01	Debt
Schedule 9.02	Liens
Schedule 9.03	Investments, Loans and Advances
Schedule 9.13	Transactions with Affiliates

v

     THIS SENIOR SECURED CREDIT AGREEMENT dated as of October 20, 2006, is among: UC OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”); UNIVERSAL COMPRESSION PARTNERS, L.P., a limited partnership formed under the laws of the State of Delaware (“UCLP”, and in its capacity as guarantor of the Loans, a “Guarantor”); WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as administrative agent for the Lenders (herein, together with its successors in such capacity, the “Administrative Agent”); DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as syndication agent (herein, together with its successors in such capacity, the “Syndication Agent”); WACHOVIA CAPITAL MARKETS, LLC (“Wachovia Securities”) and DEUTSCHE BANK SECURITIES INC. (“DBSI” and together with Wachovia Securities and their successors in such capacity, the “Joint Lead Arrangers” and “Joint Book Runners”); FORTIS CAPITAL CORP., (“Fortis”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo” and together with Fortis and their successors in such capacity, the “Co-Documentation Agents”); and each of the lenders that is now or which becomes a party hereto (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”).
RECITALS
     A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
     B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
     C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
     Section 1.01 Terms Defined Above . As used in this Agreement, each term defined above has the meaning indicated above.
     Section 1.02 Certain Defined Terms . As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
     “ABS Facility” means an asset backed securitization facility with terms no more restrictive than those contained in the Holdings ABS Facility, as such documents may be amended, modified, supplemented, restated, refinanced, or replaced by another non-recourse facility which facility will be secured by domestic compressor assets and related Property.

     “ABS Subsidiary” means any Subsidiary certified by the Borrower to be involved in or created in connection with or as a requirement of an ABS Facility.
     “Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).
     “Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” has the meaning assigned such term in Section 5.05.
     “Affiliate” of any Person means (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.
     “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents; and “Agent” means either the Administrative Agent, the Syndication Agent or the Co-Documentation Agents, as the context requires.
     “Aggregate Commitments” shall mean, collectively the Aggregate Revolving Commitments and the Aggregate Term Commitments.
     “Aggregate Revolving Commitments” at any time shall equal the sum of the Revolving Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06. The initial Aggregate Revolving Commitments are $225,000,000.
     “Aggregate Term Commitments” at any time shall equal the sum of the Term Commitments of all Term Loan Lenders, as the same may be increased pursuant to Section 2.06. The initial Aggregate Term Commitments are $0.00.
     “Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Alternate Currency” means such foreign currencies which are readily convertible into dollars and are acceptable to the Administrative Agent.

     “Applicable Margin” means:
          (a) In respect of the Term Loan Facility, a percentage per annum as set forth in the Term Loan Assumption Agreement.
          (b) In respect of the Revolving Credit Facility, a percentage per annum determined by reference to the Total Leverage Ratio as in effect from time to time, as set forth below:

Applicable Margin
Total Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fees
Greater than 4.75 to 1.0	200	100	.375%
Less than or equal to 4.75 to 1.0 but greater than 4.25 to 1.0	175	75	.375%
Less than or equal to 4.25 to 1.0 but greater than 3.75 to 1.0	150	50	.30%
Less than or equal to 3.75 to 1.0 but greater than 3.25 to 1.0	125	25	.25%
Less than or equal to 3.25 to 1.0	100	0	.20%
     For purposes of determining the Applicable Margin for the period commencing on the Effective Date and through December 31, 2006, the Total Leverage Ratio will be deemed to be less than or equal to 3.75 to 1.0 but greater than 3.25 to 1.0 resulting in the Applicable Margin for Eurodollar Loans of 125 basis points. Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio (which shall be calculated quarterly) shall take effect as of the fifth Business Day following the receipt of the compliance certificate delivered pursuant to Section 8.01(g).
     “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender designated for such Type of Loan on the signature pages hereof or such other offices of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment as such percentage is set forth on such documentation on file with the Administrative Agent.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04), and accepted by the Administrative Agent, in the form of Exhibit E or any other form reasonably approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the Revolving Credit Maturity Date.
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market. With respect to Letters of Credit, “Business Day” means any day other than a day on which commercial banks are authorized or required to close in the domicility of the respective Issuing Bank and confirming bank.
     “Capital Lease” means a lease of (or other arrangement conveying the right to use) real and/or personal Property, or a combination thereof, with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a Debt in accordance with GAAP.
     “Capital Lease Obligations” means, as to any Person, all obligations of such Person as lessee under any Capital Lease, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means the occurrence of one or more of the following events: (a) UCLP ceases to own, directly or indirectly, 100% of the Equity Interests in the Borrower; (b)

the adoption of a plan relating to the liquidation or dissolution of the Borrower; (c) the General Partner ceases to be the sole general partner of UCLP; or (d) Holdings ceases to own, directly or indirectly, a majority of the legal and beneficial ownership and majority voting control of the General Partner.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
     “Collateral” means all Property of the Borrower and the Guarantors which is secured by a Lien under the Security Instruments.
     “Commitment Fee” has the meaning assigned such term in Section 3.05(a).
     “Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).
     “Compression Assets” means all or any portion of any Person’s compression services contracts, compression services customer relationships and compression equipment.
     “Consolidated Net Income” means for any period, the aggregate of the net income (or loss) of UCLP and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which UCLP or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of UCLP and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of cash dividends or distributions actually paid in such period by such other Person to UCLP or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; provided that upon the removal of such restriction, the aggregate net income previously excluded within the last four (4) fiscal quarters shall be added to the net income for the same quarters; (c) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; (d) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets; (e) gains, losses or other charges as a result of the early retirement of Debt; and (f) non-cash gains or losses as a result of foreign currency adjustments.

     “Consolidated Net Tangible Assets” means, with respect to UCLP as of any date, the sum of the amounts that would appear on a consolidated balance sheet of UCLP and its Consolidated Subsidiaries as the total assets of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom, to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items.
     “Consolidated Subsidiaries” shall mean each Subsidiary of UCLP (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of UCLP in accordance with GAAP.
     “Credit Exposure” means at any time for any Lender (a) for the Revolving Credit Facility, such Revolving Lender’s Revolving Credit Exposure and (b) for the Term Loan Facility, such Term Loan Lender’s Term Credit Exposure.
     “DB” means Deutsche Bank Trust Company Americas and its successors.
     “Debt” means, for any Person the sum of the following (without duplication): (a) all obligations of such Person (whether created or assumed) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (d) all Capital Lease Obligations in respect of which such Person is liable (whether contingent or otherwise); (e) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (f) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (h) obligations to deliver goods or services in consideration of payments made more than 60 days in advance of the date such goods and services are due and in excess of the sum of (A) $15,000,000 outstanding at any time and (B) up to an additional $15,000,000 outstanding at any time if such amount is approved in writing by the Administrative Agent from time to time; (i) obligations to pay for goods or services in the form of take-or-pay agreements or similar arrangements whether or not such goods or services are actually received or utilized by such Person; (j) any Equity Interests of such Person in which such Person has a mandatory obligation to redeem such Equity Interests; (k) any Debt (as described in the other clauses of this definition) of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; and (l) all net mark-to-market obligations of such Person under Hedging Agreements.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosing Parties” shall have the meaning assigned such term in Section 12.11.

     “dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Subsidiary” shall mean each Restricted Subsidiary of UCLP which is not a Foreign Subsidiary.
     “EBITDA” means, for any period, the sum of Consolidated Net Income for such period plus the following consolidated expenses or charges to the extent deducted from Consolidated Net Income in such period: Total Interest Expense, taxes, depreciation, amortization and non-cash charges (excluding any Subsidiary EBITDA from the Unrestricted Subsidiaries); provided that any cash actually paid with respect to such non-cash charges shall be deducted from EBITDA when paid. EBITDA will be adjusted on a pro forma basis (determined by the Borrower and supported by information in reasonable detail and approved by the Administrative Agent) for individual acquisitions and divestitures with purchase prices in excess of $25,000,000, including projected synergies; provided that EBITDA will be deemed to be $8,900,000 for each of the fiscal quarters ending December 31, 2005, March 30, 2006, June 30, 2006 and September 30, 2006. EBITDA attributable to Compression Assets for the fiscal quarter ending December 31, 2006 shall be determined pro forma as if UCLP and its Restricted Subsidiaries shall have owned the assets the entire quarter.
     “Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with UCLP or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by UCLP, any Subsidiary or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by UCLP, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by UCLP, any Subsidiary or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by UCLP, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from UCLP, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
     “Event of Default” has the meaning assigned such term in Section 10.01.
     “Excepted Liens” means: (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(d) any Liens reserved in leases for rent or royalties and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by UCLP or any Subsidiary or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of UCLP or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by UCLP or any Subsidiary or materially impair the value of such Property subject thereto; (f) deposits of cash or securities to secure the performance of bids, trade contracts, leases, performance bonds, surety and appeal bonds, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; (g) Liens permitted by the Security Instruments; (h) Liens arising out of fully bonded or insured judgments; and (i) Liens for UCLP’s or any Subsidiary’s title to Property leased under Capital Leases; provided that no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain letter agreement from Wachovia and DB to the Borrower dated August 22, 2006, concerning certain fees in connection with this Agreement and any agreements or instruments executed in connection therewith, as the same may be amended or replaced from time to time.
     “Financial Officer” means, for any Person, the chief financial officer, vice president of financial services, senior vice president, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
     “Financial Statements” means the most recent financial statement or statements of UCLP referred to in Section 7.02 or delivered annually pursuant to Section 8.01(a)(i).
     “Foreign Credit Facility” shall mean any credit facility of a Foreign Subsidiary that derives substantially all of its income from jurisdictions other than the United States of America.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean each Restricted Subsidiary of UCLP that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
     “General Partner” means UCO General Partner, LP, a Delaware limited partnership and the general partner of UCLP.
     “GP” means UCLP OLP GP LLC, a Delaware limited liability company and the general partner of the Borrower.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over UCLP, any Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Guarantors” means UCLP, the GP and each Significant Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.07.
     “Guaranty Agreement” shall mean that certain Guaranty Agreement in substantially the form of Exhibit F-2 that may be executed by the Guarantors in favor of the Administrative Agent as required by Section 8.07(a), as amended, modified or restated from time to time.
     “Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of UCLP or the Subsidiaries shall be a Hedging Agreement.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “Holdings” means Universal Compression Holdings, Inc., a Delaware corporation.
     “Holdings ABS Facility” means that certain $225,000,000.00 asset backed securitization facility evidenced by, among other documents, that certain Indenture dated October 28, 2005 between UCO Compression 2005 LLC, as Issuer, Wells Fargo Bank, National Association, as Indenture Trustee, as of the Effective Date.
     “Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document; (b) to any Lender or any Affiliate of a Lender under any Hedging Agreement between UCLP or any Restricted Subsidiary and such Lender or Affiliate of a Lender while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder and permitted by the terms of this Agreement, excluding any Hedging Agreements now or hereafter arising in connection with an ABS Facility and (c) all renewals, extensions and/or rearrangements of any of the above.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnity Matters” shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of UCLP or the Borrower that is not guaranteed by any other Person (other than a Guarantor) or subject to any other credit enhancement.
     “Information Memorandum” means the Confidential Information Memorandum dated August 2006 relating to the Borrower and the Transactions.
     “Interest Coverage Ratio” means the ratio of (a) EBITDA for the applicable Testing Period to (b) Total Interest Expense for the applicable Testing Period.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period (c) no Interest Period for a Revolving Borrowing may end after the Revolving Credit Maturity Date, (d) no Interest Period for a Term Loan Borrowing may end after the Term Loan Maturity Date, (e) no Interest Period for a Term Loan Borrowing shall be selected which extends beyond any date upon which an installment of the Term Loan will be due if such Term Loan Borrowing must be used to make such installment, (f) the first Interest Period commencing on the Term Loan Funding Date shall be for a period from the Term Loan Funding Date until the last day of that month and (g) the last Interest Period may be such shorter period as to end on the Term Loan Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition by such Person of any Equity Interests, Debt or other securities (including any option,

warrant or other right to acquire any of the foregoing) of any other Person, (b) loan or advance made by such Person to any other Person, (c) guarantee, assumption or other incurrence of liability by such Person of or for any Debt or other obligation of any other Person, (d) creation of any Debt owed to such Person by any other Person, (e) capital contribution or other investment by such Person in any other Person or (f) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment. “Investment” shall exclude extensions of trade credit by UCLP and the Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the UCLP or such Subsidiary, as the case may be.
     “IPO” means the public offering described in the S-1.
     “Issuing Bank” means Wachovia, DB or any other Lender agreed to by the Borrower, the Administrative Agent and such Lender in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(e). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” has the meaning assigned such term in the introductory paragraph hereto, including the Revolving Lenders and the Term Loan Lenders and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c).
     “Letter of Credit” means any one of the letters of credit issued pursuant to this Agreement and the reimbursement obligations pertaining thereto, and shall include Offshore Currency Letters of Credit.
     “Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.
     “LIBO” means the rate of interest determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Bridge Telerate Service (formerly Dow Jones Market Service)

Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. In the event that such rate does not appear on Bridge Telerate Service (formerly Dow Jones Market Service) Page 3750, “LIBO” shall be determined by the Administrative Agent to be the rate per annum at which deposits in dollars are offered by leading reference banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, UCLP or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least a majority of the Aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least a majority of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04).
     “Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or prospects of UCLP and its Restricted Subsidiaries taken as a whole as reflected in the Financial Statements after eliminating the financial condition and results of the Unrestricted Subsidiaries or (b) the ability of UCLP and its Restricted Subsidiaries taken as a whole to perform their obligations under the Loan Documents on a timely basis.

     “Material Domestic Subsidiary” means any Domestic Subsidiary that generates EBITDA exceeding five percent (5%) of the EBITDA of the UCLP Group for the most recent Testing Period.
     “Material Foreign Subsidiary” means any Foreign Subsidiary that generates EBITDA exceeding five percent (5%) of the EBITDA of the UCLP Group for the most recent Testing Period.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.
     “Non-Recourse Debt” means Debt of any Subsidiary:
          (a) as to which neither UCLP nor any Restricted Subsidiary (i) provides credit support of any kind (including any guaranty, undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender;
          (b) no default with respect to which (including any rights that the holders thereof may have to take an enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Debt of UCLP, the Borrower or any Restricted Subsidiary to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
          (c) as to which the lenders of such Non-Recourse Debt have been notified in writing that they will not have any recourse to UCLP, the Borrower, any Restricted Subsidiary or any assets of any of them.
     “Non-Recourse Foreign Debt” means Debt of any Foreign Subsidiary:
          (a) as to which neither UCLP nor any Domestic Subsidiary (i) provides credit support of any kind (including any guaranty, undertaking, agreement or instrument that would constitute Debt), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender; and
          (b) as to which the lenders of such Non-Recourse Foreign Debt have been notified in writing that they will not have any recourse to UCLP, the Borrower, any Domestic Subsidiary or any assets of any of them.
     “Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
     “Offshore Currency” means any lawful currency (other than dollars) that the relevant Issuing Bank with respect to any Offshore Currency Letter of Credit, in its sole reasonable opinion, at any time determines to be (a) freely traded in the offshore interbank foreign exchange markets, (b) freely transferable and (c) freely convertible into dollars.
     “Offshore Currency Letter of Credit” means any Letter of Credit denominated in an Offshore Currency.
     “Omnibus Agreement” shall mean that certain Omnibus Agreement dated October 20, 2006 among Holdings, UCI, UCLP and any of its Consolidated Subsidiaries, as amended, modified, supplemented or restated from time to time and all exhibits and schedules thereto.
     “OPA” shall have the meaning assigned such term in the definition of Environmental Laws.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which UCLP, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period equal to 2% per annum above the LIBO Rate for Loans as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided however, for Eurodollar Loans, the “Post-Default Rate” for such principal shall be, for the period commencing on the date of occurrence of an Event of Default and ending on the earlier to occur of the last day of the Interest Period therefor or the date all Events of

Default are cured or waived, 2% per annum above the interest rate for such Loan as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
     “Purchase Money Indebtedness” means debt, the proceeds of which are used to finance the acquisition, construction or improvement of inventory, equipment or other property in the ordinary course of business.
     “RCRA” has the meaning assigned such term in the definition of Environmental Laws.
     “Register” has the meaning assigned such term in Section 12.04(c).
     “Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
     “Related Fund” means, with respect to any Term Loan Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Term Loan Lender or by an Affiliate (as defined in clause (a) only of the definition of “Affiliate”) of such investment advisor.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
     “Restricted Person” has the meaning assigned such term in Section 12.11.
     “Restricted Subsidiaries” means all Subsidiaries that are not Unrestricted Subsidiaries. The Borrower and each ABS Subsidiary will always be Restricted Subsidiaries of UCLP.
     “Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

     “Revolving Commitments” means, as to each Revolving Lender, the amount set forth opposite such Lender’s name under the caption “Revolving Commitments” on such documentation on file with the Administrative Agent, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Revolving Commitments pursuant to Section 2.06(b), (b) increased from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04.
     “Revolving Credit Exposure” means, at any time, the sum of the aggregate principal amount of the Revolving Loans and LC Exposure outstanding at such time.
     “Revolving Credit Facility” means the Revolving Commitments, the Revolving Loans and the LC Exposure.
     “Revolving Credit Maturity Date” means October 20, 2011.
     “Revolving Lender” means a Lender with a Revolving Commitment or with outstanding Revolving Credit Exposure.
     “Revolving Loans” means each senior secured revolving loan made pursuant to Section 2.01(a).
     “Revolving Notes” means Notes issued pursuant to Section 2.02(d) evidencing Loans under the Revolving Credit Facility.
     “S-1” means that certain Amendment No. 2 to Form S-1 of UCLP as filed with the SEC on September 20, 2006, as amended.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
     “SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
     “Security Instruments” means the Fee Letter, the Letters of Credit, the Letter of Credit Agreements, the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Hedging Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
     “Significant Domestic Subsidiary” means each Wholly-Owned Domestic Subsidiary that generates EBITDA exceeding seven and one-half percent (7 1/2%) of the EBITDA of the UCLP Group. If, in the aggregate, the EBITDA of the Wholly-Owned Domestic Subsidiaries that are not Guarantors exceeds fifteen percent (15%) of the EBITDA of the UCLP Group, those Wholly-Owned Domestic Subsidiaries representing a majority of such EBITDA shall each be a Significant Domestic Subsidiary; provided that any Wholly-Owned Domestic Subsidiary that guarantees any Debt shall be deemed a Significant Domestic Subsidiary. No ABS Subsidiary shall be a Significant Domestic Subsidiary.
     “Special Entity” means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which UCLP or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership).
     “Specified Acquisition” means any acquisition of assets (including, but not limited to, purchase of Compression Assets from Holdings or its Subsidiaries) or entities or operating lines or divisions for a purchase price of not less than $50,000,000.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of its Subsidiaries or by such other Person and one or more of its Subsidiaries and (b) any partnership of which such other Person or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of UCLP.
     “Subsidiary EBITDA” means, for any Unrestricted Subsidiary for any period, (a) EBTIDA of such Unrestricted Subsidiary or (b) to the extent that Consolidated Net Income for such Unrestricted Subsidiary is not available, the gross revenues of such Unrestricted Subsidiary for such period less the cost of sales (excluding depreciation expenses to the extent such expenses were deducted) associated with such gross revenues.

     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Commitments” means, as to each Term Loan Lender, the amount set forth opposite such Term Loan Lender’s name under the caption “Term Commitments” on such documentation on file with the Administrative Agent, as the same may be increased from time to time pursuant to Section 2.06(c). All Term Commitments shall terminate immediately after the Term Loan Funding Date.
     “Term Credit Exposure” means, with respect to any Term Loan Lender at any time, the principal amount of such Term Loan Lender’s Term Loans.
     “Term Loan” means each senior secured term loan made pursuant to Section 2.01(b).
     “Term Loan Assumption Agreement” shall mean a Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Guarantors, the Administrative Agent and one or more Term Loan Lenders.
     “Term Loan Borrowing” means a Borrowing comprised of Term Loans.
     “Term Loan Facility” means the Term Commitments and the Term Loans.
     “Term Loan Funding Date” means the date on which the Term Loan Lenders make a senior secured term loan pursuant to Section 2.01(b).
     “Term Loan Lender” means a Lender with an outstanding Term Loan.
     “Term Loan Maturity Date” means the date as defined in the Term Loan Assumption Agreement; provided such date is no sooner than the Revolving Credit Maturity Date.
     “Term Notes” means Notes issued pursuant to Section 2.02(d) evidencing Loans under the Term Loan Facility.
     “Testing Period” means a single period consisting of the four consecutive fiscal quarters of UCLP then last ended (whether or not such quarters are all within the same fiscal year); provided, however, that if a particular provision of this Agreement indicates that a Testing Period shall be a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended which are so indicated in such provision.
     “Total Debt” means, at any time (without duplication), the sum of (a) 100% of the long-term debt of UCLP and its Restricted Subsidiaries reflected on the consolidated balance sheet of UCLP in accordance with GAAP, plus (b) any Debt that is not reflected on the consolidated balance sheet of UCLP and its Restricted Subsidiaries which has been used to finance assets that generate income included in EBITDA, plus (c) the current portion of the debt set forth in (a) above, plus or minus (d) the mark-to-market obligations of UCLP and its Restricted Subsidiaries under the Hedging Agreements.

     “Total Interest Expense” means, for any period, the total consolidated interest expense net of cash interest income of UCLP and its Restricted Subsidiaries for such period (including, without limitation, the cash equivalent of the interest expense associated with Capital Lease Obligations, but excluding (a) upfront fees paid in connection with this Agreement, an ABS Facility or any debt facility where the fees are paid from the proceeds of such debt, (b) Debt or lease issuance costs which have to be amortized, (c) lease payments on any office equipment or real property, (d) any principal components paid on all lease payments and (e) gains, losses or other charges as a result of the early retirement of Debt). Total Interest Expense will be deemed to be $2,100,000 for each of the fiscal quarters ending December 31, 2005, March 30, 2006, June 30, 2006 and September 30, 2006. Total Interest Expense attributable to Debt of UCLP and its Restricted Subsidiaries for the fiscal quarter ending December 31, 2006 shall be determined pro forma as if such Debt of UCLP and its Restricted Subsidiaries would have been outstanding the entire quarter.
     “Total Leverage Ratio” means the ratio of Total Debt to EBITDA.
     “Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Collateral pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Collateral pursuant to the Security Instruments.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate or the LIBO Rate.
     “UCI” means Universal Compression, Inc.
     “UCLP” shall mean Universal Compression Partners, L.P., a Delaware limited partnership.
     “UCLP Group” shall mean UCLP and its Restricted Subsidiaries.
     “UCLP Partnership Agreement” means that certain Agreement of Limited Partnership of UCLP dated as of June 16, 2006, as amended, modified, supplemented or restated from time to time.
     “US Dollar Equivalent” means, at any time of determination thereof, the amount of dollars involved which could be purchased with the applicable amount of the Alternate Currency involved computed at the spot rate of exchange as quoted or utilized by the Administrative Agent on the date of determination thereof.
     “USA Patriot Act” has the meaning assigned such term in Section 12.16.

     “Unrestricted Subsidiary” means any Subsidiary designated as an Unrestricted Subsidiary in accordance with Section 9.14, and any of its Subsidiaries.
     “Wachovia” means Wachovia Bank, National Association and its successors.
     “Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.
     “Wholly-Owned Domestic Subsidiary” means any Domestic Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by UCLP or one or more of the Wholly-Owned Domestic Subsidiaries or are owned by UCLP and one or more of the Wholly-Owned Domestic Subsidiaries.
     Section 1.03 Types of Loans and Borrowings . For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
     Section 1.04 Terms Generally; Rules of Construction . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
     Section 1.05 Accounting Terms and Determinations; GAAP . Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agents or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of UCLP and its Consolidated Subsidiaries referred to in Section 8.01(a) (except for changes concurred with by UCLP and its Consolidated Subsidiaries’ independent public accountants); provided that, if UCLP notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including but not limited to any Statement of Financial Accounting Standards) affecting the calculation of any financial covenant (or if the Administrative Agent notifies UCLP that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP affecting the calculation of any financial covenant, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
     Section 2.01 Commitments.
          (a) Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment and (ii) the total Revolving Credit Exposure exceeding the Aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.
          (b) Term Commitments. Subject to the terms and conditions set forth herein and in the applicable Term Loan Assumption Agreement, each Term Loan Lender agrees to make Term Loans to the Borrower on the Term Loan Funding Date in an aggregate principal amount that will not result in: (i) such Term Loan Lender’s Term Credit Exposure exceeding such Term Loan Lender’s Term Commitment and (ii) the total Term Credit Exposure exceeding the Aggregate Term Commitments. Once repaid or prepaid, Term Loans may not be reborrowed.
     Section 2.02 Loans and Borrowings.
          (a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Commitments and Term Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments and Term Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(d). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.
          (d) Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Revolving Commitments or Aggregate Term Commitments pursuant to Section 2.06(c), as of the effective date of such increase, payable to the order of such Lender in a principal amount equal to its Revolving Commitment or Term Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Revolving Commitment or Term Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(c) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Revolving Commitment or Term Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
     Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Eastern time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Eastern time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(d). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or email to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
               (v) if a Revolving Borrowing is requested, the amount of the current total Revolving Credit Exposures (without regard to the requested Revolving Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Revolving Borrowing); and
               (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause (y) the total Revolving Credit Exposures to exceed the Aggregate Revolving Commitments or (z) the total Term Credit Exposures to exceed the Aggregate Term Commitments, as applicable.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Interest Elections.
          (a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Effect of Failure to Deliver Timely Interest Election Request and Event of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     Section 2.05 Funding of Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(d) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
          (b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.06 Termination, Reduction and Increase of Aggregate Commitments.
          (a) Scheduled Termination of Commitments.
               (i) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date. If at any time the Aggregate Revolving Commitments is terminated or reduced to zero, then the Revolving Commitments shall terminate on the effective date of such termination or reduction.
               (ii) Unless previously terminated, the Term Commitments shall terminate on the Term Loan Funding Date.
          (b) Optional Termination and Reduction of Aggregate Credit Amounts.
               (i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Revolving Commitments; provided that (A) each reduction of the Aggregate Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the

Aggregate Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Revolving Commitments.
               (ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Revolving Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Revolving Commitments shall be permanent and may not be reinstated except pursuant to Section 2.06(c). Each reduction of the Aggregate Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with each Revolving Lender’s Applicable Percentage.
          (c) Optional Increase in Aggregate Commitments.
               (i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Revolving Commitments and/or the Aggregate Term Commitments then in effect with the prior consent of the Administrative Agent by increasing the Revolving Commitment and/or Term Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).
               (ii) Any increase in the Aggregate Revolving Commitments and/or the Aggregate Term Commitments shall be subject to the following additional conditions:
                    (A) such increase shall not be less than $25,000,000 and shall be in a whole multiple of $5,000,000 in excess thereof unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the cumulative increases of the Aggregate Commitments pursuant to this Section 2.06(c) would exceed $225,000,000;
                    (B) no Default shall have occurred and be continuing at the effective date of such increase;
                    (C) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;
                    (D) no Lender’s Revolving Commitment and/or Term Commitment may be increased without the consent of such Lender;
                    (E) if the Borrower elects to increase the Aggregate Revolving Commitments by increasing the Revolving Commitment of a Revolving Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-1 (a “Commitment Increase Certificate”), and, if requested, the Borrower shall deliver a new Note payable to the order of such Revolving Lender in a principal amount equal to its Revolving Commitment after giving effect to such increase, and otherwise duly completed; and
                    (F) If the Borrower elects to increase the Aggregate Revolving Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire, and, if requested, the Borrower shall deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Revolving Commitment, and otherwise duly completed.
                    (G) If the Borrower elects to increase the Aggregate Term Commitments, the Borrower and each Term Loan Lender shall execute and deliver to the Administrative Agent a Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Term Commitment of such Term Loan Lender. Each Term Loan Assumption Agreement shall specify the Term Commitments, the Applicable Margins, the Term Loan Funding Date, and the Term Loan Maturity Date and other terms of the Term Loans to be made thereunder; provided, that no Term Loans shall be made unless (y) the conditions set forth in Section 6.03 shall be satisfied and (z) the other closing certificates and documentation as required by the relevant Term Loan Assumption Agreement shall be delivered. The Administrative Agent shall promptly notify each Term Loan Lender as to the effectiveness of each Term Loan Assumption Agreement.
               (iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Revolving Commitments and/or Aggregate Term Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition in connection with an increase of the Aggregate Revolving Commitments, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Revolving Loans (and participation interests in Letters of Credit) of each of the other Revolving Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Revolving Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Revolving Loans (and participation interests) after giving effect to the increase in the Aggregate Revolving Commitments.
               (iv) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), and such documents and opinions reasonably requested by the Administrative Agent, the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Aggregate Revolving Commitments and/or the Aggregate Term Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
     Section 2.07 Letters of Credit.
     (a) During the period from and including the Effective Date to, but excluding, the 30th day prior to the Revolving Credit Maturity Date, the Issuing Banks, as issuing bank for the Lenders, agree to extend credit for the account of the Borrower at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided however, the LC Exposure at any one time outstanding shall not exceed $20,000,000. The Revolving Lenders shall participate in such Letters of Credit according to their respective Applicable Percentage. Each of the Letters of Credit shall (1) be issued by the Issuing Banks on a sight basis only, (2) contain such terms and provisions as are reasonably required by the Issuing Banks, (3) be for the account of the Borrower and (4) expire not later than (A) 30 days before the Revolving Credit Maturity Date, with respect to commercial letters of credit, and (B) 10 days before the Revolving Credit Maturity Date, with respect to standby letters of credit. The Borrower may request that one or more Letters of Credit be issued in an Offshore Currency denomination as part of the LC Exposure. The aggregate US Dollar Equivalent of all Offshore Currency Letters of Credit, as of the issuance date of any such Offshore Currency Letter of Credit, shall not exceed $20,000,000. No Issuing Bank shall be obligated to issue an Offshore Currency Letter of Credit if such Issuing Bank has determined, in its sole discretion, that it is unable to fund obligations in the requested Offshore Currency; provided, however, the Administrative Agent shall use its best efforts to locate suitable issuers if no Issuing Banks are able to fund obligations in the requested Offshore Currency. From and after the Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.07.
Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 2.07, the expiration date of one or more Letters of Credit may extend beyond the Revolving Credit Maturity Date; provided, however, it is hereby expressly agreed and understood that:
     (i) the aggregate face amount of all such Letters of Credit shall not at any time exceed $10,000,000;
     (ii) the expiration dates of such Letters of Credit shall not extend more than three (3) years beyond the Revolving Credit Maturity Date;
     (iii) the Borrower shall, not later than five (5) Business Days prior to the Revolving Credit Maturity Date, deposit in an account with the Administrative Agent, in the name of the Administrative Agent for the benefit of the Administrative Agent and the Issuing Banks, an amount in cash equal to the aggregate face amount of all such Letters of Credit as of such date; provided that for all Offshore Currency Letters of Credit, the Borrower shall deposit an amount in cash equal to 110% of the aggregate face amount of all such Offshore Currency Letters of Credit and will have a continuing obligation to maintain in such account at least an amount in cash equal to 110% of the aggregate face amount of all such Offshore Currency Letters of Credit based on the then US Dollar Equivalent, and the Administrative Agent shall have exclusive dominion and control (including the exclusive right of withdrawal) over such account;
     (iv) if the Issuing Banks make any disbursement in connection with a Letter of Credit after the Revolving Credit Maturity Date, such disbursement shall be an advance on behalf of the Borrower under this Agreement and shall be reimbursed to the Issuing Banks either (A) by the Administrative Agent applying amounts in the cash collateral account referred to in clause (iii) above until reimbursed in full, or (B) by the Borrower pursuant to Section 2.07(d) (except that the Borrower shall not have the right to request that the Lenders make, and the Lenders shall not have any obligation to make, a Loan under this Agreement after the Revolving Credit Maturity Date to fund any such disbursement); and
     (v) all such disbursements referred to in clause (iv) of this paragraph shall be secured only by the cash collateral referred to in clause (iii) of this paragraph and the Borrower hereby grants, and by each deposit of such cash collateral with the Administrative Agent grants, to the Administrative Agent a first-priority security interest in all such cash collateral, without any further action on the part of the Issuing Banks, the Borrower, the Administrative Agent, any Lender or any other Person now or hereafter party hereto (other than any action the Administrative Agent reasonably deems necessary to perfect such security interest, which action the Borrower hereby authorizes the Administrative Agent to take), until same are reimbursed in full.
If, on the later of the Revolving Credit Maturity Date or the Term Loan Maturity Date (A) the Revolving Commitments have been terminated, (B) the Loans, all interest thereon and all other amounts payable by the Borrower hereunder or in connection herewith (other than the LC Exposure in connection with any Letter of Credit having an expiration date extending beyond the Revolving Credit Maturity Date as permitted by Section 2.07(a)) have been paid in full, and (C) the conditions set forth in clause (iii) above have been fully satisfied, then from and after such date the following provisions of this Agreement shall not be operative: Sections 8.01 (other than Section 8.01(a), which shall remain operative), 8.02 (except as the same may affect a Letter of Credit), 8.03(b), 8.04, 8.05, 8.07, 8.08, 9.01, 9.02 (except for cash collateral securing Letters of Credit), 9.03, 9.04, 9.05, 9.06, 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14 and 9.15.
          (b) If, after payment in full of all Indebtedness of the Borrower under the Loan Documents (including without limitation, reimbursement obligations with respect to Letters of Credit) and the expiration or cancellation of all outstanding Letters of Credit, there remains any amount on deposit in the cash collateral account referred to in clause (iii) above, the Administrative Agent shall, within three (3) Business Days after all such Indebtedness is paid in full and all outstanding Letters of Credit have expired or been cancelled, return such amount to the Borrower.
          (c) Participations. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(d), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (d) Reimbursement and Prepayment.
               (i) In connection with any Letter of Credit, the Borrower may make funds available for disbursement by the Issuing Bank in connection with such Letter of Credit. In such cases, the Issuing Bank shall use such funds which the Borrower has made available to fund such Letter of Credit. In addition, the Borrower may give written instructions to the Issuing Bank and the Administrative Agent to make a Loan under this Agreement to fund any Letters of Credit which may be drawn. In all such cases, the Borrower shall give the appropriate notices required under this Agreement for an ABR Loan or a Eurodollar Loan. If a disbursement by the Issuing Bank is made under any Letter of Credit, in cases in which the Borrower has not either provided its own funds to fund a draw on a Letter of Credit or given the Administrative Agent prior notice for a Loan under this Agreement, then the Borrower shall pay to the Administrative Agent within two (2) Business Days after notice of any such disbursement is received by the Borrower, the amount and, in the case of any Offshore Currency Letters of Credit, the US Dollar Equivalent determined on the date of such disbursement, of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.07(d) or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for ABR Loans through the second Business Day after notice of such disbursement is received by the Borrower and (ii) thereafter, the Post-Default Rate for ABR Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (A) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (B) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (C) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the Transactions or any unrelated transaction; (D) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (E) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (F) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
Notwithstanding anything in this Agreement to the contrary, the Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of the Issuing Bank or its officers, employees, agents or representatives, except where the Borrower or any Restricted Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct, except for reasonable costs and expenses associated with such recovery.
               (ii) In the event of the occurrence of any Event of Default, a payment or prepayment pursuant to Section 3.04(c) or the maturity of the Notes, whether by acceleration or otherwise, an amount equal to the LC Exposure, except for all Offshore Currency Letters of Credit which shall equal an amount equal to 110% of the aggregate face amount of all such Offshore Currency Letters of Credit based on the then US Dollar Equivalent, shall be deemed to be forthwith due and owing by the Borrower to the Issuing Bank, the Administrative Agent and the Lenders as of the date of any such occurrence; and the Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. The Borrower will have a continuing obligation to maintain in such account at least an amount in cash equal to 110% of the aggregate face amount of all such Offshore Currency Letters of Credit based on the then US Dollar Equivalent. Such payments shall be held by the Issuing Bank on behalf of the Lenders as cash collateral securing the LC Exposure in an account or accounts at their principal office; and the Borrower hereby grants to, and by its deposit with the Administrative Agent grants to, the Administrative Agent a security interest in such cash collateral. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Security Instruments, to remit to the Borrower (i) amounts for which the contingent obligations evidenced by the Letters of Credit have ceased and (ii) amounts on deposit as cash collateral for Letters of Credit.
               (iii) Each Revolving Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Bank in dollars an amount equal to such Revolving Lender’s participation in any Letter of Credit as provided in Section 2.07(a) of any disbursement made by the Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.07 (other than with respect to disbursements described in the second paragraph of Section 2.07(d)(i)) and such obligation to reimburse is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any disbursement shall constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such disbursement.
               (iv) If no Event of Default has occurred and is continuing, and subject to availability under the Revolving Commitments (after reduction for the LC Exposure), to the extent the Borrower has not reimbursed the Issuing Bank for any drawn upon Letter of Credit within one (1) Business Day after notice of such disbursement has been received by the Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Loan hereunder and used to pay such Letter of Credit reimbursement obligation in the percentages referenced in clause (iii) above. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Loan would cause the aggregate amount of all Loans outstanding to exceed the Revolving Commitments (after reduction for the LC Exposure), such Letter of Credit reimbursement obligation shall not be funded as a Loan, but instead shall accrue interest as provided in Section 2.07(d)(i) and be subject to reimbursement under Section 2.07(d)(iii).
          (e) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(a). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
     Section 3.01 Repayment of Loans.
          (a) Revolving Loans. On the Revolving Credit Maturity Date, the Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender, the outstanding aggregate principal amount and accrued and unpaid interest under the Revolving Loans.
          (b) Term Loans. On the Term Loan Maturity Date, the Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender, the outstanding aggregate principal amount and accrued and unpaid interest under the Term Loan.
     Section 3.02 Interest.
          (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (c) Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Administrative Agent, for the account of each Lender, interest at the applicable Post-Default Rate on any principal amount of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Any accrued and unpaid interest on the Revolving Loans shall be paid on the Revolving Credit Maturity Date. Any accrued and unpaid interest on the Term Loans shall be paid on the Term Loan Maturity Date.
          (e) Interest Rate Computations. All interest with respect to Eurodollar Loans hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest with respect to

ABR Loans hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, LIBO Rate or LIBO shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
     Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the LIBO for such Interest Period; or
          (b) the Administrative Agent is advised by the Majority Lenders that the LIBO Rate or LIBO, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 3.04 Prepayments.
          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
          (b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., Eastern time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., Eastern time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which shall be in integral multiples of $100,000 for ABR Borrowings or the remaining aggregate principal balance outstanding on the applicable Notes for ABR Borrowings and in an amount equal to all of the Eurodollar Borrowings for the Interest Period prepaid for Eurodollar Borrowings). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
          (c) Mandatory Prepayments.
               (i) If, after giving effect to any termination or reduction of the Aggregate Revolving Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposure exceeds the Aggregate Revolving Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(d)(ii).
               (ii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
               (iii) Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02. Any prepayments on the Term Loans may not be reborrowed.
          (d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
     Section 3.05 Fees.
          (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Margin (the “Commitment Fee”) on the average daily amount of the unused amount (after deducting any LC Exposure) of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Revolving Credit Maturity Date. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Credit Maturity Date, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC

Disbursements and including the US Dollar Equivalent of the face amount of the outstanding Offshore Currency Letter of Credit) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Aggregate Revolving Commitments and the date on which there ceases to be any LC Exposure and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Revolving Credit Maturity Date and any such fees accruing after the Revolving Credit Maturity Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(a) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) Other Fees. The Borrower shall pay to the Administrative Agent for its own account such other fees as are set forth in the Fee Letter on the dates specified therein to the extent not paid prior to the Effective Date.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs
     Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 p.m., Eastern time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent as specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.07(c), Section 2.07(d) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
     Section 5.01 Increased Costs.
          (a) Eurodollar Changes in Law. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate); or
               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) Certificates. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
          (d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.
     Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     Section 5.03 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     Section 5.04 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
ARTICLE VI
Conditions Precedent
     Section 6.01 Effective Date. The effectiveness of this Agreement and the obligation of the Revolving Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the receipt by the Administrative Agent and the Revolving Lenders of all fees payable pursuant to Section 3.05 on or before the Effective Date and the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 6.01 (or waived in accordance with Section 12.02), each of which shall be satisfactory to the Administrative Agent in form and substance:
     (a) A certificate of the Secretary or an Assistant Secretary (or its equivalent) of each of the Borrower, UCLP and each Subsidiary party to a Loan Document, setting forth (i) resolutions of its board of directors (or its equivalent) with respect to the authorization of such party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers (or its equivalent) of such party (A) who are authorized to sign the Loan Documents to which such party is a party and (B) who will, until replaced by another officer or officers (or its equivalent) duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of the authorized officers (or its equivalent), and (iv) the Organization Documents, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such party to the contrary.
     (b) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of UCLP, the Borrower and each Subsidiary party to a Loan Document.
     (c) A compliance certificate which shall be substantially in the form of Exhibit D-1, duly and properly executed by a Responsible Officer of the Borrower and dated as of the Effective Date.

     (d) (i) A counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (e) The Notes duly completed and executed for each Lender that has requested a Note.
     (f) The Security Instruments, including those described on Exhibit F-1, duly completed and executed in sufficient number of counterparts for recording, if necessary.
     (g) An opinion of Gardere Wynne Sewell LLP, counsel to UCLP, the Borrower and the Subsidiaries party to a Loan Document, in form and substance satisfactory to the Administrative Agent, as to such matters incident to the Transactions herein contemplated and as the Administrative Agent may reasonably request.
     (h) A summary of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.18.
     (i) Copies of Requests for Information or Copies (Form UCC-11) or equivalent commercially obtained reports, listing all effective financing statements which name any of UCLP, the Borrower or any Subsidiary party to a Loan Document (under their present names and any previous names) as debtor and which are filed in all jurisdictions in which such Persons are organized, together with copies of such financing statements.
     (j) A Borrowing Request in the form of Exhibit B as applicable duly completed and executed by the Borrower.
     (k) A Letter of Credit Agreement pertaining to each new Letter of Credit to be issued on the Effective Date, if any, duly completed and executed by the Borrower.
     (l) All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses and recording taxes and fees) and other compensation contemplated by this Agreement and the other Loan Documents, and for which statements or invoices have been submitted to the Borrower, payable to the Lenders through the Effective Date shall have been paid.
     (m) Except as set forth on Schedule 6.01(m), all Property in which the Administrative Agent shall, at such time, be entitled to have a Lien pursuant to this Agreement or any other Security Instrument shall have been physically delivered to the possession of the Administrative Agent or any bailee accepted by the Administrative Agent to the extent that such possession is necessary for the purpose of perfecting the Administrative Agent’s Lien in such Collateral.
     (n) Each document (including any Uniform Commercial Code financing statement) required by this Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.

     (o) The closing of the IPO shall have occurred.
     (p) Such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request, and in reasonable detail, the basis and amount of its request for compensation.
     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Eastern time, on December 31, 2006 (and, in the event such conditions are not so satisfied or waived, the Aggregate Revolving Commitments shall terminate at such time).
     Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
          (c) The representations and warranties of UCLP, the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.
          (d) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the Transactions contemplated by this Agreement or any other Loan Document.

          (e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.07, as applicable.
     Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).
     Section 6.03 Conditions Precedent to the Term Loans and Commitment Increases. The obligation of the Term Loan Lenders to make Term Loans and the Revolving Lenders to make increases in the Revolving Commitments under this Agreement is subject to the receipt by the Administrative Agent, the Term Loan Lenders and the Revolving Lenders of all fees payable by written agreement among the Borrower and the Administrative Agent on or before the applicable Term Loan Funding Date or the date on which any increase in the Revolving Commitments shall be effective, as applicable, and the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 6.03, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:
          (a) All reasonable costs, fees, expenses (including, without limitation, legal fees and expenses and recording taxes and fees) and other compensation contemplated by this Agreement and the other Loan Documents payable to the Term Loan Lenders through the Term Loan Funding Date and to the Revolving Lenders through the effective date of any increase in the Revolving Commitments, as applicable, to the extent invoices and statements have been received, shall have been paid.
          (b) The Notes duly completed and executed for each Lender that has requested a Term Note or a Revolving Note.
          (c) Each document (including any Uniform Commercial Code financing statement) required by the Security Instruments then in effect or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), all of which shall be in proper form for filing, registration or recordation.
          (d) All conditions required by Section 6.01(a), (b), (c), (g), (j) and (l) as they relate to the new Term Loan and any increases in the Revolving Commitments shall be repeated as if set forth herein.
          (e) Such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.
ARTICLE VII
Representations and Warranties
     Each of UCLP, the Borrower and each Guarantor by its execution of a Guaranty Agreement, represents and warrants with respect to itself, as applicable, to the Administrative Agent, the Issuing Bank and the Lenders (each representation and warranty herein is given as of the Effective Date and shall be deemed repeated and reaffirmed on the dates of each Borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):
     Section 7.01 Legal Existence. With respect to itself and each of its Material Domestic Subsidiaries: (a) is a legal entity duly organized, legally existing and in good standing (if applicable) under the laws of the jurisdiction of its current organization, except as permitted by Section 9.06; (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would result in a Material Adverse Effect.
     Section 7.02 Financial Condition. There has been no change or event having a Material Adverse Effect from the financial condition of UCLP and its Consolidated Subsidiaries set forth on the pro forma balance sheet dated as of June 30, 2006 in the S-1.
     Section 7.03 Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, at the Effective Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to its knowledge threatened against or affecting it or any of its Subsidiaries which involves the possibility of any judgment or liability against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.
     Section 7.04 No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Effective Date under, the respective charter or by-laws of it or any of its Restricted Subsidiaries, or any Governmental Requirement or any agreement or instrument to which it or any of its Restricted Subsidiaries is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of it or any of its Restricted Subsidiaries pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.
     Section 7.05 Authority. It and each of its Restricted Subsidiaries have all necessary power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by it and each Restricted Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Loan Documents constitute the legal, valid and binding obligations of it and each of its Restricted Subsidiaries, enforceable in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by it or any of its Restricted Subsidiaries of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.
     Section 7.07 Use of Loans and Letters of Credit.
          (a) Revolving Loans and Letters of Credit. The Borrower will use the proceeds of the Loans and Letters of Credit for acquisitions permitted hereunder, to repay debt which is assumed in connection with such acquisitions, to pay distributions, for working capital, and other general corporate purposes not in contravention of any Governmental Requirement or of any Loan Document.
          (b) Term Loans. The Borrower will use the proceeds of the Term Loans for acquisitions permitted hereunder, to repay debt which is assumed in connection with such acquisitions, to pay distributions, for working capital, and other general corporate purposes not in contravention of any Governmental Requirement or of any Loan Document.
          (c) Margin Stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.
     Section 7.08 ERISA . No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.
     Section 7.09 Taxes. Except as set out in Schedule 7.09, it and its Domestic Subsidiaries have filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by it or any of its Domestic Subsidiaries, except where the failure to file such tax returns and pay such taxes would not result in a liability in excess of $5,000,000 in the aggregate. The charges, accruals and reserves on the books of it and its Domestic Subsidiaries in respect of taxes and other governmental charges are, in the opinion of it, adequate. No tax lien has been filed and, to the knowledge of it, no claim is being asserted with respect to any such tax, fee or other charge which would result in a liability in excess of $5,000,000 in the aggregate.

     Section 7.10 Titles, Etc.
     (a) Except as set out in Schedule 7.10, it and its Restricted Subsidiaries have good and marketable title to their material Properties, (i) except in cases where the failure to have said good and marketable title would not result in a Material Adverse Effect and (ii) free and clear of all Liens, except Liens permitted by Section 9.02.
     (b) All leases and agreements necessary for the conduct of the business of it and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement and which default, event or circumstance would result in a Material Adverse Effect.
     Section 7.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by it or any of its Restricted Subsidiaries in connection with the negotiation of this Agreement, including the Information Memorandum, or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances in which made and with respect to it and its Restricted Subsidiaries taken as a whole. To its knowledge, there is no fact peculiar to it or any of its Restricted Subsidiaries which has a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of it or any of its Restricted Subsidiaries or otherwise prior to, or on, the Effective Date in connection with the Transactions contemplated hereby.
     Section 7.12 Investment Company Act. Neither UCLP nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.13 Subsidiaries. Except as set out in Schedule 7.13, as of the Effective Date, UCLP has no Subsidiaries.
     Section 7.14 Location of Business and Offices. The Borrower’s principal place of business and chief executive office is located at the addresses stated on its signature page of this Agreement.
     Section 7.15 Defaults. Neither it nor any of its Restricted Subsidiaries is in material default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a material default under any material agreement or instrument to which it or any of its Restricted Subsidiaries is a party or by which it or any of its Restricted Subsidiaries is bound, which default would result in a Material Adverse Effect. No Default hereunder has occurred and is continuing.
     Section 7.16 Environmental Matters. Except (a) as provided in a notice to all Lenders or (b) as would not have a Material Adverse Effect:

     (i) Neither any Property of it or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;
     (ii) Without limitation of clause (i) above, no Property of it or any of its Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of it, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;
     (iii) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of it and each of its Subsidiaries, including without limitation, past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and it and each of its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
     (iv) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of it or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of it, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
     (v) It has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of it or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;
     (vi) To the extent applicable, all Property of it and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Effective Date to be imposed by OPA during the term of this Agreement, and it does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and
     (vii) Neither it nor any of its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.
     Section 7.17 Compliance with the Law. Neither it nor any of its Subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would (in the event such violation or failure were asserted by any Person through appropriate action) result in a Material Adverse Effect.
     Section 7.18 Insurance. The notice provided to all Lenders contains an accurate description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by UCLP and each Material Domestic Subsidiary and Material Foreign Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which UCLP or any Material Domestic Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of UCLP and each Material Domestic Subsidiary; will remain in full force and effect through the respective dates set forth in the binders for said insurance without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the Transactions contemplated by this Agreement. Neither UCLP nor any Material Domestic Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.
     Section 7.19 Hedging Agreements. Schedule 7.19 sets out, as of the Effective Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of it and each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark- to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.
     Section 7.20 Restriction on Liens. Except as set out in Schedule 7.20, neither it nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens pursuant to this Agreement and the Security Instruments to other Persons on or in respect of its material Properties.
ARTICLE VIII
Affirmative Covenants
     Each of UCLP, the Borrower and each Guarantor by its execution of a Guaranty Agreement, covenants and agrees that, so long as any of the Aggregate Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:
     Section 8.01 Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent:

     (a) Financial Statements. (i) Within 30 days after the same is required to be filed with the SEC or any successor agency (but in any event within 90 days of the end of each fiscal year of UCLP), a copy of each annual report and any amendment to a report filed by UCLP with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act (currently Form 10-K), as the same may be amended from time to time, (ii) within 30 days after the same is required to be filed by UCLP with the SEC or any successor agency (but in any event within 60 days after the end of each of the first three fiscal quarters of UCLP), a copy of each quarterly report and any amendment to any quarterly report filed with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act (currently Form 10-Q), as the same may be amended, from time to time and (iii) promptly after the same become available, but in any event within 15 days following the date the same are required to be filed with the SEC, all other reports, notices, proxy statements or other documents that are distributed by UCLP to its unitholders and all regular and periodic final reports (including, without limitation, reports on Form 8-K) filed by UCLP with the SEC, which are publicly available; provided, however, that UCLP shall be deemed to have furnished the information required by this Section 8.01(a) if UCLP shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.universalcompression.com); provided, further, however, that if the Administrative Agent is unable to access EDGAR or UCLP’s home page on the worldwide web, UCLP agrees to provide the Administrative Agent with paper copies of the information required to be furnished pursuant to this Section 8.01(a) promptly following notice from the Administrative Agent.
     (b) Budget, Projections. Within 90 days following the end of each fiscal year of UCLP, a copy of the projections of the operating budget and cash flow budget of UCLP and its Restricted Subsidiaries prepared on a consolidated basis for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of reasonable assumptions and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect.
     (c) Notice of Default, Etc. Promptly after either UCLP or the Borrower knows that any Default or Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action UCLP or the Borrower proposes to take with respect thereto, and at the Administrative Agent’s option, a copy of the notice of such Default or Material Adverse Effect.
     (d) Management Letters. Promptly after it or any Material Domestic Subsidiary’s receipt thereof, a copy of any “management letter” addressed to the board of directors of it or such Material Domestic Subsidiary from its certified public accountants and any internal control memoranda relating thereto.
     (e) Other Matters. From time to time such other information regarding the business, affairs or financial condition of it or any Material Domestic Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent may reasonably request.

     (f) Labor Disputes. Promptly upon becoming aware of any labor dispute which would result in a Material Adverse Effect, a notice of such dispute describing same in detail and the action the Borrower proposes to take with respect thereto.
     (g) Compliance Certificate. The Borrower, within ten (10) Business Days of any deemed delivery of any annual report or quarterly report pursuant to paragraph (a) above, will furnish to the Administrative Agent (i) a certificate substantially in the form of Exhibit D-2 executed by a Responsible Officer of it (A) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (B) setting forth in reasonable detail the computations necessary to determine whether UCLP is in compliance with Section 9.10(a) and (b) as of the end of the respective fiscal quarter or fiscal year; and (ii) a report, in form and substance satisfactory to the Administrative Agent, setting forth as of such quarterly date a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of it, each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed in Schedule 7.19, any margin required or supplied under any credit support document, and the counter party to each such agreement.
     (h) Consolidating Financials. With the delivery or deemed delivery of the financial statements required by Section 8.01(a), UCLP shall deliver consolidating information with respect to such Unrestricted Subsidiaries, if any.
     Section 8.02 Litigation. It shall promptly give to the Administrative Agent notice of any litigation or governmental investigation or proceeding pending against it or any of its Subsidiaries which would result in a Material Adverse Effect.
     Section 8.03 Maintenance, Etc.
     (a) Generally. Except as otherwise permitted by Section 9.06, it shall and shall cause each Material Domestic Subsidiary to: preserve and maintain its legal entity existence and all of its material rights, privileges, franchises, patents, trademarks, copyrights and licenses; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP; upon reasonable notice, permit representatives of the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent.

     (b) Proof of Insurance. UCLP shall and shall cause each Material Domestic Subsidiary to maintain, with financially sound and reputable insurance companies, insurance policies which (i) are sufficient for compliance with all requirements of law and of all agreements to which UCLP or any Material Domestic Subsidiary is a party; (ii) are valid, outstanding and enforceable policies; and (iii) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of UCLP and each Material Domestic Subsidiary. Within 90 days of the end of each fiscal year, UCLP will furnish or cause to be furnished to the Administrative Agent a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent copies of the applicable policies. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
     (c) Operation of Properties. It will and will cause each of its Restricted Subsidiaries to operate its Properties or cause such Properties to be operated in a careful and efficient manner (i) in compliance with the practices of the industry, (ii) in compliance with all applicable contracts and agreements and (iii) in compliance in all material respects with all Governmental Requirements, except where the noncompliance therewith would not result in a Material Adverse Effect.
     Section 8.04 Environmental Matters.
     (a) Establishment of Procedures. It will and will cause each of its Subsidiaries to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of it and its Subsidiaries and the operations conducted thereon and other activities of it and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
     (b) Notice of Action. It will promptly notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority of which it has knowledge in connection with any Environmental Laws, which would result in a Material Adverse Effect.
     Section 8.05 Further Assurances. It will and will cause each of its Restricted Subsidiaries to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. It at its expense will and will cause each of its Restricted Subsidiaries to promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of it or any of its Restricted Subsidiaries, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
     Section 8.06 Performance of Obligations. The Borrower will pay its Notes according to the reading, tenor and effect thereof; and UCLP will and will cause each of its Subsidiaries to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Security Instruments and this Agreement, at the time or times and in the manner specified.
     Section 8.07 Collateral.
     (a) Guarantees and Collateral. UCLP shall and it shall cause the Borrower and each Guarantor to grant a Lien pursuant to the Security Instruments on substantially all of its Properties located in the United States now owned or at any time hereafter acquired by it, the Borrower or a Guarantor, including, without limitation, all Equipment, Accounts, Chattel Paper, Documents, General Intangibles, Instruments, and Inventory; provided that the foregoing shall not require the creation or perfection of pledges of, security interests in or mortgages on, with respect to (A) any real property that has a value of less than $7,500,000, (B) any Property as provided on Schedule 8.07 or (C) any Property that in the judgment of the Administrative Agent, the cost of creating or perfecting such pledges, security interests or mortgages on such Property would be excessive in view of the benefits to be obtained by the Lenders therefrom, provided further that UCLP, the Borrower and any Guarantor will have ninety (90) days to perfect Liens on Property acquired in an acquisition. UCLP shall, and it shall promptly cause the GP and each Significant Domestic Subsidiary now existing or hereafter formed or acquired to, guarantee the Indebtedness pursuant to the execution and delivery of the Guaranty Agreement or a supplement thereto. UCLP shall cause to be pledged by the appropriate Person (i) all of the Equity Interests of each Domestic Subsidiary (including, without limitation, to the extent certificated, delivery of original stock certificates or other certificates evidencing the capital stock of such entity, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) 65% of the capital stock of each first tier Foreign Subsidiary (including, without limitation, to the extent certificated, delivery of original stock certificates or other certificates evidencing the capital stock of such Domestic Subsidiary or 65% of the capital stock of such Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (iii) and execute and deliver such other additional documents and certificates as shall reasonably be requested by the Administrative Agent. If there are no adverse tax consequences to UCLP, to UCLP’s partners or to any of its Restricted Subsidiaries, the Collateral described above (and subject to the same limitations set forth above) will include Property located in jurisdictions outside the United States, Foreign Subsidiaries will be included as Guarantors, and all of the Equity Interest of Foreign Subsidiaries will be pledged.

     (b) Releases. The Borrower and the Guarantors are authorized to release any Collateral that is sold, leased, assigned, conveyed, transferred or otherwise disposed of in compliance with Sections 9.06, 9.08 and 9.11; provided that so long as the lien in favor of the Administrative Agent continues in the proceeds of such sale, lease, assignment, conveyance, transfer or other disposal of such Collateral, or to the extent such Collateral is sold, leased, assigned, conveyed, transferred or otherwise disposed of to the Borrower or any Guarantor, such lien continues in such Collateral. All Collateral shall be released upon either the Borrower’s or UCLP’s Index Debt receiving (i) an investment grade rating from Moody’s or S&P and a rating no lower than one notch below investment grade from the other agency and (ii) a stable outlook or better from both Moody’s and S&P.
     Section 8.08 Notice of an ERISA Event. It will promptly furnish to the Administrative Agent written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of it and its Subsidiaries in an aggregate amount exceeding $100,000.
ARTICLE IX
Negative Covenants
     Each of UCLP, the Borrower and each Guarantor by its execution of a Guaranty Agreement, covenants and agrees that, so long as any of the Aggregate Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, without the prior written consent of the Majority Lenders:
     Section 9.01 Debt. Neither it nor any of its Restricted Subsidiaries will incur, create, assume or permit to exist any Debt, except:
     (a) the Notes or other Indebtedness or any guaranty of or suretyship arrangement for the Notes or other Indebtedness;
     (b) Debt (including unfunded commitments) existing on the Effective Date which is disclosed in Schedule 9.01, and any renewals, extensions, refinancings and modifications (but not increases) thereof with financial covenants no more restrictive than those existing on the Effective Date;
     (c) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 60 days past due, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;
     (d) Debt under Hedging Agreements which are for bona fide business purposes and are not speculative;
     (e) Debt with respect to an ABS Facility subject to an intercreditor agreement similar to the form that currently exists under the Holdings ABS Facility in existence as of the Effective Date; provided that (A) at the time of the incurrence of such Debt, all such Debt outstanding after giving pro forma effect to the incurrence of such Debt shall not exceed two times the EBITDA for the UCLP Group for the most recent Testing Period, (B) that neither UCLP, the Borrower nor any Subsidiary other than any ABS Subsidiary is liable for such Debt and (C) no Default or Event of Default (both before and after giving pro forma effect to the incurrence of such Debt) exists and is continuing;
     (f) other Debt of UCLP, the Borrower and any Significant Domestic Subsidiaries; provided that (A) no Default or Event of Default (both before and after giving pro forma effect to the incurrence of such Debt) exists and is continuing, (B) the maturity of such Debt is at least six (6) months after the Revolving Credit Maturity Date and the Term Loan Maturity Date (C) the Weighted Average Life to Maturity of such Debt is greater than the number of years (calculated to the nearest one-twelfth) to the after the Revolving Credit Maturity Date and the Term Loan Maturity Date and (D) such Debt has terms substantially similar to those customary in high-yield facilities;
     (g) Debt evidenced by Capital Lease Obligations and Purchase Money Indebtedness; provided that in no event shall the aggregate principal amount of Capital Lease Obligations and Purchase Money Indebtedness permitted by this clause (g) exceed an amount equal to five percent (5%) of the Aggregate Commitments;
     (h) Debt with respect to surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of UCLP, UCI or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all cash surety bonds, appeal bonds and custom bonds permitted by this clause (h) shall not at any time exceed an amount equal to five percent (5%) of the Aggregate Commitments;
     (i) Debt for borrowed money meeting the qualifications set forth in Section 9.01(f) assumed by UCLP or one of its Restricted Subsidiaries, or of a Restricted Subsidiary of UCLP acquired, pursuant to an acquisition or merger permitted pursuant to the terms of this Agreement other than from UCI and its Subsidiaries; provided that up to $25,000,000 of such Debt outstanding at any time does not need to meet the qualifications of Section 9.01(f)(B), (C) and (D);
     (j) Debt for borrowed money assumed by UCLP or one of its Restricted Subsidiaries, or of a Restricted Subsidiary of UCLP acquired, pursuant to an asset acquisition from Holdings or one of its Subsidiaries (other than UCLP and its Subsidiaries);
     (k) other Debt not to exceed $15,000,000 in the aggregate;
     (l) Debt of it owed to any Restricted Subsidiary and any Debt owed by a Restricted Subsidiary to it or to any other Restricted Subsidiary provided that such Debt shall be unsecured and subordinate to the Indebtedness on terms reasonably satisfactory to the Administrative Agent; and
     (m) Non-Recourse Foreign Debt used for such Foreign Subsidiary’s and/or its Foreign Subsidiaries’ working capital and general business purposes.

     Section 9.02 Liens. Neither it nor any of its Restricted Subsidiaries will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (herein referred to as “Permitted Liens”):
     (a) Liens arising under the Security Instruments securing the payment of any Indebtedness;
     (b) Liens disclosed in Schedule 9.02;
     (c) Excepted Liens;
     (d) Liens on Property held or pledged in connection with an ABS Facility, provided that such Liens do not extend to or cover any Property of UCLP or any of its Subsidiaries other than the Property of ABS Subsidiaries involved in an ABS Facility;
     (e) Liens relating to Debt permitted under Sections 9.01(f), (g), (i) or (k), provided that the aggregate amount of Debt secured by such Liens shall not exceed in the aggregate ten percent (10%) of Consolidated Net Tangible Assets; provided further that such Liens securing Debt permitted under Section 9.01(i) do not extend to or cover any Property other than the Property that secured such Debt prior to the time it was acquired or assumed; provided further that the Liens securing the Capital Lease Obligations and Purchase Money Indebtedness must only encumber the Property under lease or purchased;
     (f) Liens relating to Debt permitted under Section 9.01(i); provided that the aggregate amount of Debt secured by such Liens may not exceed $25,000,000; provided further that such Liens securing Debt permitted under Section 9.01(i) do not extend to or cover any Property other than the Property that secured such Debt prior to the time it was acquired or assumed; and
     (g) Liens on assets of Foreign Subsidiaries under Foreign Credit Facilities.
     Section 9.03 Investments. Neither it nor any of its Restricted Subsidiaries will make any Investments in any Person, except that, so long as no Event of Default has occurred and is continuing, the foregoing restriction shall not apply to:
     (a) Investments in connection with any acquisition of wholly-owned assets, business units or companies; provided, however, that (A) such wholly-owned assets, business units or companies shall not be materially different than the lines of business of Holdings and its Subsidiaries on the Effective Date, (B) such acquisition shall not be a hostile take over of a company and (C) both before and after giving pro forma effect to such acquisition and the Debt incurred to make such acquisition, no Default or Event of Default shall exist and be continuing;
     (b) Investments reflected in the financial statements described in Section 7.02 or which are disclosed to the Lenders in Schedule 9.03;
     (c) accounts receivable arising in the ordinary course of business;

     (d) direct obligations of the United States, Canada or any agency thereof, or obligations guaranteed by the United States, Canada or any agency thereof, in each case maturing within one year from the date of creation thereof;
     (e) commercial paper maturing within one year from the date of creation thereof rated no lower than A2 or P2 as such rating is set forth by S&P or Moody’s, respectively;
     (f) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000.00 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;
     (g) deposits in money market funds which invest 95% or more of its funds in Investments described in Sections 9.03(d), 9.03(e) or 9.03(f);
     (h) Investments by it or by any of its Restricted Subsidiaries in any other Restricted Subsidiary or in it;
     (i) Investments otherwise permitted by Sections 9.01 or 9.11;
     (j) other Investments not to exceed in the aggregate an amount equal to two and one-half percent (2.5%) of Consolidated Net Tangible Assets; and
     (k) Investments in Unrestricted Subsidiaries not to exceed in the aggregate an amount equal to fifteen (15%) of Consolidated Net Tangible Assets.
     Section 9.04 Dividends, Distributions and Redemptions. It will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its unitholders or other holders of its Equity Interests or make any distribution of their assets to its unitholders or such other holders; except that so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), it will be permitted to make distributions as set forth in the UCLP Partnership Agreement.
     Section 9.05 Nature of Business. Neither it nor any Material Domestic Subsidiary will allow any material change to be made in the character of its business as compared to Holdings and any of its Subsidiaries as a whole as of the Effective Date.
     Section 9.06 Mergers, Etc. Neither it nor any of its Restricted Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or Equity Interests of any of its Restricted Subsidiaries to any other Person except that (a) any Restricted Subsidiary may be merged into or consolidated with or sell, lease or otherwise dispose of all or substantially all of its Property to (i) the Borrower or it, so long as the Borrower or it is the surviving business entity, or (ii) another Restricted Subsidiary, (b) it or the Borrower, as applicable may merge into or consolidate with any Person provided, in each case (i) immediately thereafter and giving effect thereto, no event shall occur and be continuing which constitutes a Default or Event of Default and (ii) it or the Borrower, as applicable is the surviving business entity and (c) any Restricted Subsidiary of it may liquidate, dissolve or sell so long as it determines in good faith that such liquidation, dissolution or sale is in the best interest of it.
     Section 9.07 Proceeds of Notes; Letters of Credit. The Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.
     Section 9.08 Sale or Discount of Receivables. Neither it nor any of its Restricted Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable, except in the ordinary course of business.
     Section 9.09 Fiscal Year Change. It will not permit any change in its fiscal year.
     Section 9.10 Certain Financial Covenants.
     (a) Interest Coverage Ratio. UCLP will not permit its Interest Coverage Ratio as of the last day of any Testing Period to be less than 2.50 to 1.00.
     (b) Total Leverage Ratio. UCLP will not permit its Total Leverage Ratio to be greater than 5.00 to 1.00; provided that UCLP may increase its Total Leverage Ratio to be no greater than 5.50 to 1.0 for up to two (2) fiscal quarters after the fiscal quarter in which a Specified Acquisition occurs.
     Section 9.11 Sale of Properties. It will not, and will not permit any of its Restricted Subsidiaries to, sell, assign, convey or otherwise transfer (excluding the granting of a Lien) any Property to any Person other than to it or to any of its Restricted Subsidiaries, except it and any of its Restricted Subsidiaries:
     (a) may sell or otherwise dispose of any Property which, in the reasonable judgment of such Person, is obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business;
     (b) may sell or lease inventory or equipment in the ordinary course of business;
     (c) may sell, lease, assign, exchange, convey or otherwise transfer Compression Assets to an ABS Subsidiary so that it may become collateral for an ABS Facility;
     (d) may sell, lease, assign, exchange, convey or otherwise transfer Compression Assets to UCI or any of UCI’s Subsidiaries pursuant to the Omnibus Agreement; and

     (e) so long as no Event of Default has occurred and is continuing, may sell or otherwise dispose of Property having a value of up to 10% of the book value of the total tangible assets of it on a consolidated basis in any fiscal year.
provided that with respect to (c) and (e) above, (i) the fair market value is received, and (ii) no Default or Event of Default will occur after giving effect to such sale on a pro forma basis.
     Section 9.12 Environmental Matters. Neither it nor any of its Subsidiaries will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.
     Section 9.13 Transactions with Affiliates. Except as set out in Schedule 9.13, neither it nor any of its Restricted Subsidiaries will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that UCLP may enter into transactions with Affiliates if such transactions have been approved by UCLP’s conflicts committee pursuant to the procedures set forth in the UCLP Partnership Agreement.
     Section 9.14 Subsidiaries.
          (a) It shall not, and shall not permit any of its Restricted Subsidiaries to, create any additional Subsidiaries except for (i) Restricted Subsidiaries resulting from future mergers or acquisitions permitted hereunder, (ii) new Subsidiaries created by it in compliance with Section 9.03 and (iii) Restricted Subsidiaries created in connection with the reorganization of it or any Restricted Subsidiary. Upon the creation of any new Restricted Subsidiaries, the Equity Interests (to the extent certificated) shall be pledged as Collateral for this Agreement (subject to the 65% limitation for first-tier Foreign Subsidiaries and excluding any Equity Interests in an ABS Subsidiary); and
          (b) It shall not designate any Subsidiary as an Unrestricted Subsidiary, unless:
               (i) neither such Subsidiary nor any of its Subsidiaries has any Debt except Non-Recourse Debt;
               (ii) neither such Subsidiary nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or other transaction with UCLP or any Restricted Subsidiary, except those agreements and other transactions entered into in writing in the ordinary course of business at prices and on terms and conditions not less favorable to UCLP and each Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

               (iii) neither such Subsidiary nor any of its Subsidiaries is a Guarantor or has any outstanding Letter of Credit issued for its account;
               (iv) at the time of such designation and immediately after giving effect thereto, no Default shall have occurred and be continuing;
               (v) it would have been in compliance with Section 9.10 on the last day of the most recently ended fiscal quarter of it had such Subsidiary been an Unrestricted Subsidiary on such day;
               (vi) neither such Subsidiary nor any of its Subsidiaries owns any Debt (excluding any accounts payable in the ordinary course of business) or Equity Interest of, or is the beneficiary of any Lien on any property of, UCLP or any Restricted Subsidiary; and
               (vii) at or immediately prior to such designation, it delivers a certificate to the Lenders certifying (y) the names of such Subsidiary and all of its Subsidiaries, and (z) that all requirements of this Section 9.14(c) have been met for such designation.
     Section 9.15 Negative Pledge Agreements. Except as permitted by this Agreement, neither it nor any of its Restricted Subsidiaries will create, incur, assume or permit to exist any contract or agreement (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property as may be required in connection with this Agreement or restricts any of its Restricted Subsidiaries from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, except for any such contract or agreement existing as of the Effective Date and any extensions, renewals or replacements of any contracts or agreements permitted hereunder; provided that such prohibitive terms of such contract or agreement are no more restrictive than the terms reflected in such contract or agreement existing as of the Effective Date.
ARTICLE X
Events of Default; Remedies
     Section 10.01 Events of Default. One or more of the following events which continue beyond any applicable cure period shall constitute an “Event of Default”:
     (a) the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder or under any Security Instrument and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of five (5) Business Days; or
     (b) UCLP or any Restricted Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $10,000,000 or more, or any event or condition occurs that results in such Debt becoming due prior to its scheduled maturity or that enables or permits (with the giving of any notice, the lapse of time or both) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause such Debt to become due prior to its scheduled maturity; or
     (c) any representation, warranty or certification made or deemed made herein or in any Security Instrument by UCLP or any Subsidiary, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or
     (d) (i) UCLP, the Borrower or any Guarantor shall default in the performance of any of their obligations under this Agreement other than under Section 9.14 or ARTICLE VIII; or (ii) UCLP or any Restricted Subsidiary shall default in the performance of any of its obligations under Section 9.14 or ARTICLE VIII or any Security Instrument (other than the payment of amounts due which are covered by Section 10.01(a)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (B) the Borrower otherwise becoming aware of such default; or
     (e) UCLP, any Material Domestic Subsidiary or any Material Foreign Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or
     (f) UCLP, any Material Domestic Subsidiary or any Material Foreign Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or
     (g) a proceeding or case shall be commenced, without the application or consent of UCLP, any Material Domestic Subsidiary or any Material Foreign Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of UCLP, any Material Domestic Subsidiary or any Material Foreign Subsidiary of all or any substantial part of its assets, or (iii) similar relief in respect of UCLP, any Material Domestic Subsidiary or any Material Foreign Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against UCLP, any Material Domestic Subsidiary or any Material Foreign Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

     (h) a judgment or judgments for the payment of money in excess of insurance coverage aggregating $10,000,000 or more at any one time outstanding shall be rendered by a court against UCLP or any Restricted Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and UCLP or such Restricted Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
     (i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Instruments, shall cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or UCLP or any Restricted Subsidiary shall so state in writing; or
     (j) a Change in Control shall occur; or
     (k) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of UCLP and any of its Restricted Subsidiaries in an aggregate amount exceeding $5,000,000 for all periods.
     Section 10.02 Remedies.
     (a) In the case of an Event of Default other than one referred to in clauses (f) or (g) of Section 10.01, the Administrative Agent, upon request of the Majority Lenders, shall, by notice to the Borrower, cancel the Aggregate Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(d)(ii)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
     (b) In the case of the occurrence of an Event of Default referred to in clauses (f) or (g) of Section 10.01, the Aggregate Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(d)(ii)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
     (c) Hedging Agreements between UCLP, the Borrower and any of its Subsidiaries and the Administrative Agent or a Lender and/or any Lender Affiliate are secured by the Security Instruments pari passu with all other Indebtedness. As such, proceeds from Security

Instruments shall be shared pro rata on all Indebtedness. All proceeds applicable to the Loans and other obligations under this Agreement and the other Loan Documents shall be applied, first to reimbursement of expenses and indemnities provided for in this Agreement and the other Loan Documents; second to accrued interest on the Loans; third to fees; fourth pro rata to principal outstanding on the Loans and other Indebtedness and to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
     (d) Acceleration and termination of all Hedging Agreements involving the Administrative Agent or Lenders or the Lender Affiliates shall be governed by the terms of the Hedging Agreements.
ARTICLE XI
The Agents
     Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to UCLP or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of UCLP and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by UCLP, the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
     Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
     Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of UCLP, the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for UCLP or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
     Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by UCLP and the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between UCLP or the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with UCLP or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

     Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by UCLP or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of UCLP or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Joint Lead Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of UCLP or the Borrower (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to UCLP or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
     Section 11.11 The Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents. The Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE XII
Miscellaneous
     Section 12.01 Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telex, telecopy, courier, U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or in the other Loan Documents, except that for notices and other communications to the Administrative Agent other than payment of money, the Borrower need only send such notices and communications to the Administrative Agent care of the Houston address of Wachovia; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.
     Section 12.02 Waivers; Amendments.
          (a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by UCLP or the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be amended, modified or waived except with the Borrower’s and the Majority Lenders’ prior written consent or by the Borrower and the Administrative Agent’s consent with the consent of the Majority Lenders; provided that (i) no amendment, modification or waiver that forgives or reduces the principal amount of any Indebtedness or Letter of Credit reimbursement obligation outstanding under this Agreement, releases all or substantially all of the Collateral (excluding sales of Properties permitted hereunder) or the Guarantors, affects Sections 4.01, 10.02(c), 12.02 or 12.04 or permits an Interest Period with a duration in excess of six months or modifies the definition of “Majority Lenders” shall be effective without consent of all Lenders; (ii) no amendment, modification or waiver which extends any scheduled payment date or the final maturity of the Term Loans, reduces the interest rate applicable to the Term Loans or the fees payable to the Term Loan Lenders or extends the time for payment of such interest or fees shall be effective without the consent of all the Term Loan Lenders (in lieu of the consent of the Majority Lenders); (iii) no amendment, modification or waiver which extends any scheduled payment date or the Revolving Credit Maturity Date, reduces the interest rate applicable to the Revolving Loans or the fees payable to the Revolving Lenders or extends the time for payment of such interest or fees shall be effective without the consent of all the Revolving Lenders (in lieu of the consent of the Majority Lenders); (iv) no amendment, modification or waiver which increases the Revolving Commitment or the Term Commitment of any Lender shall be effective without the consent of such Lender; and (v) no amendment, modification or waiver which modifies the rights, duties or obligations of the Administrative Agent shall be effective without the consent of the Administrative Agent.
     Section 12.03 Expenses, Indemnity; Damage Waiver.
     (a) The Borrower agrees:
     (i) whether or not the Transactions hereby contemplated are consummated, to pay all reasonable expenses of the Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent, whether or not effective, relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Administrative Agent, ongoing Collateral monitoring and protection, Collateral releases and workout matters, the cost of environmental audits, surveys and appraisals, the reasonable fees and disbursements of counsel and other outside consultants for the Administrative Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and any of the Lenders); and promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;
     (ii) to indemnify the Administrative Agent and each Lender and each Lender Affiliate and each of their officers, directors, employees, representatives, Administrative Agent, attorneys, accountants, investment advisors, agents, trustees and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (b) the execution, delivery and performance of the Loan Documents, (c) the operations of the business of UCLP, the Borrower and its Subsidiaries, (d) the failure of UCLP, the Borrower or any Subsidiary to comply with the terms of any Security Instrument or this Agreement, or with any Governmental Requirement, (e) any inaccuracy of any representation or any breach of any warranty of UCLP or the Borrower set forth in any of the Loan Documents, (f) the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, (g) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (h) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments or (i) any other aspect of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the ordinary negligence of any Indemnified Party, but excluding all Indemnity Matters arising solely by reason of claims between the Lenders or any Lender and the Administrative Agent or a Lender’s shareholders against the Administrative Agent or Lender or by reason of the gross negligence or willful misconduct on the part of such Indemnified Party; and
     (iii) to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions,

administrative orders or proceedings, damages and liabilities to which any such Person may become subject (a) under any Environmental Law applicable to UCLP, the Borrower or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (b) as a result of the breach or non-compliance by UCLP, the Borrower or any Subsidiary with any Environmental Law applicable to UCLP, the Borrower or any Subsidiary, (c) due to past ownership by UCLP, the Borrower or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (d) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by UCLP, the Borrower or any Subsidiary, or (e) any other environmental, health or safety condition in connection with the Loan Documents; provided, however, no indemnity shall be afforded under this Section 12.03(a)(iii) in respect of any Property for any occurrence arising from the acts or omissions of any Indemnified Party after the date which UCLP, the Borrower or any Subsidiary is divested of ownership of such Property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).
     (b) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Joint Lead Arranger or the Issuing Bank under Section 12.03(a), but without affecting such payment obligations of the Borrower, each Revolving Lender severally agrees to pay to such Agent, Joint Lead Arranger or the Issuing Bank, as the case may be, such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, Joint Lead Arranger or the Issuing Bank in its capacity as such.
     (c) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.
     (d) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.
     (e) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties. To the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.
     (f) The Borrower’s obligations under this Section 12.03 shall be its joint and several obligations and shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.
     (g) The Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.
     Section 12.04 Successors and Assigns.
     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     (b) Neither UCLP nor the Borrower may assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Administrative Agent.
     (c) Any Lender may assign to one or more assignees, all or a portion of its rights and obligations under this Agreement pursuant to an Assignment and Assumption substantially in the form of Exhibit E upon the written consent (which consent shall not be unreasonably withheld) of (A) with respect to the Revolving Credit Facility only, the Administrative Agent, provided that no such consent shall be required for an assignment to an assignee that is an Affiliate (as defined in clause (a) of the definition of “Affiliate”) of such Revolving Lender, or a Revolving Lender immediately prior to giving effect to such assignment, (B) with respect to the Term Loan Credit Facility only, the Administrative Agent, provided that no such consent shall be required for an assignment to an assignee that is an Affiliate (as defined in clause (a) of the definition of “Affiliate”) of such Revolving Lender or a Revolving Lender immediately prior to giving effect to such assignment, (C) the Issuing Banks (with respect to the Revolving Credit Facility only), (D) with respect to the Revolving Credit Facility only, the Borrower, provided that no such consent shall be required for an assignment to an assignee that is an Affiliate (as defined in clause (a) of the definition of “Affiliate”) of such Term Loan Lender, a Related Fund or a Term Loan Lender immediately prior to giving effect to such assignment, or if an Event of Default has occurred and is continuing, any other assignee and (E) with respect to the Term Loan Credit Facility only, the Borrower, provided that no such consent shall be required for an assignment to an assignee that is an Affiliate (as defined in clause (a) of the definition of “Affiliate”) of such Term Loan Lender, a Related Fund or a Term Loan Lender immediately prior to giving effect to such assignment; provided, however, that (i) any such assignment shall be in the amount of at least $5,000,000 with respect to the Revolving Credit Facility and at least $1,000,000 with respect to the Term Loan Facility or such lesser amount to which such Borrower has consented, with Related Funds treated as one assignee for purposes of determining compliance with such minimum assignment amount; (ii) the assignee or assignor shall pay to the Administrative Agent a processing and recordation fee of $3,500 for each assignment; provided that only $3,500 shall be payable in connection with simultaneous assignments to or by two or more Related Funds; (iii) any assignee shall not be a competitor of UCLP or any of its Subsidiaries in any of the lines of business permitted under Section 9.05; and (iv) notwithstanding anything to the contrary contained in this Agreement, if such assignment is made at a time when an Event of Default has occurred and is continuing, the Borrower shall have the right to withhold all Taxes required by law to be withheld from payments made hereunder, and shall pay such Taxes to the relevant taxing authority or other Governmental Authority in accordance with applicable law. Any such assignment will become effective upon the execution and delivery to the Administrative Agent of the Assignment and Assumption and the consent, if required above, of the Administrative Agent, the Issuing Banks and, unless an Event of Default has occurred and is continuing, the Borrower. Promptly after receipt of an executed Assignment and Assumption, the Administrative Agent shall send to the Borrower a copy of such executed Assignment and Assumption. Upon receipt of such executed Assignment and Assumption, the Borrower, will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 12.04(c), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of this Agreement and the Security Instruments. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a “Lender” hereunder except that its rights under Sections 5.01, 5.02, 5.03 and 12.03 shall not be affected). The Administrative Agent, acting as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.
     (d) Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 12.04(d) to any Person that satisfies the requirements of Section 12.04(c)(iii), provided that: (i) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder; and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of any of the Loan Documents; provided that such participation agreement may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) of the proviso to Section 12.02(b) that affects such participant, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under ARTICLE V on the same basis as if it were a Lender and be indemnified under Section 12.03 as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.11.
     (e) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 12.11.
     (f) Notwithstanding anything in this Section 12.04 to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     Section 12.05 Survival; Revival; Reinstatement.
          (a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated. The provisions of ARTICLE V, ARTICLE XI and Section 12.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
          (b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and UCLP and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

     Section 12.06 Counterparts; Integration; Effectiveness.
          (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.
          (b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent embody the entire agreement and understanding among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
          (c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Section 12.08 Right of Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (including applicable grace periods) (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof. Notwithstanding anything to the contrary contained in this Agreement, the Lenders hereby agree that they shall not set off any funds in any lock boxes whatsoever in connection with this Agreement, except for such lock boxes which may be established in connection with this Agreement.

     Section 12.09 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas except to the extent that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located. Ch. 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.
     (b) Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, each of UCLP and the Borrower hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of UCLP and the Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Administrative Agent or any Lender from obtaining jurisdiction over UCLP or the Borrower in any court otherwise having jurisdiction.
     (c) Each of UCLP and the Borrower irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to UCLP and the Borrower at its address located on the signature page hereto or as updated from time to time, such service to become effective thirty (30) days after such mailing.
     (d) Nothing herein shall affect the right of the Administrative Agent or any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against UCLP or the Borrower in any other jurisdiction.
     (e) Each of UCLP, the Borrower and each Lender hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative of the Administrative Agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this

Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.09.
     Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 12.11 Confidentiality. For the purposes of this Section 12.11, “Confidential Information” means information about UCLP or the Borrower furnished by UCLP or the Borrower or their Affiliates (collectively, the “Disclosing Parties”) to the Administrative Agent or any of the Lenders, including, but not limited to, any actual or pending agreement, business plans, budgets, projections, ecological data and accounting records, financial statements, or other financial data of any kind, any title documents, reports or other information relating to matters of title, any projects or plans, whether actual or prospective, and any other documents or items embodying any such Confidential Information; provided that such term does not include information that (a) was publicly known or otherwise known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Administrative Agent or the Lenders or any Person acting on behalf thereof, (c) otherwise becomes known to the Administrative Agent or Lenders other than through disclosure by the Disclosing Parties or a party known to be subject to a confidentiality agreement or (d) constitutes financial statements delivered to the Administrative Agent and the Lenders under Section 8.01(a) that are otherwise publicly available. The Administrative Agent and the Lenders will maintain the confidentiality of such Confidential Information delivered to (i) such Person, provided that each such Person (a “Restricted Person”) may deliver or disclose Confidential Information to such Restricted Person’s directors, officers, employees, agents, attorneys investment advisors, trustees and Affiliates, who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 12.11, (ii) such Restricted Person’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 12.11, (iii) any other Lender, (iv) any pledgee referred to in Section 12.04, any potential assignee or any assignee to which such Restricted Person sells or offers to sell its Note or any part thereof or any participation potential participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 12.11), (v) any Person from which such Restricted Person offers to purchase any security of the Borrower (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 12.11), (vi) any Governmental Authority having jurisdiction or any self-regulatory body claiming to have authority over such Restricted Person, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Restricted Person’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Governmental Requirement applicable to such Restricted Person, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which such Restricted Person is a party or (D) if an Event of Default has occurred and is continuing, to the extent such Restricted Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under the Notes and this Agreement. Each Lender, by its acceptance of a Note or a participation agreement, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 12.11 as though it were a party to this Agreement. On reasonable request by UCLP or the Borrower in connection with the delivery to any Lender of information required to be delivered to such Lender under this Agreement or requested by such Lender (other than a Lender that is a party to this Agreement or its nominee), such Lender will enter into an agreement with UCLP or the Borrower embodying the provisions of this Section 12.11. UCLP and the Borrower waive (on their own behalf and on behalf of their Subsidiaries) any and all other rights they (or their Subsidiaries) may have to confidentiality as against the Administrative Agent and the Lenders arising by or under any contract, agreement, statute or law except as expressly stated in this Section 12.11.
     Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
     Section 12.13 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents; and that it recognizes that certain of the terms of this Agreement and the other Loan Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other Loan Documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
     Section 12.14 Collateral Matters; Hedging Agreements. Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement shall not apply to any Hedging Agreements, except to the extent necessary for all Hedging Agreements with Lenders and/or their Lender Affiliate to be secured by the Security Instruments on a pari passu basis with other Indebtedness and for the proceeds from the Security Instruments to be applied as set forth in Section 10.02(c) hereof. No Lender or any Lender Affiliate shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Hedging Agreements.
     Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.
     Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies UCLP and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies UCLP and its Subsidiaries, which information includes the name and address of UCLP and such Subsidiaries and other information that will allow such Lender to identify UCLP and such Subsidiaries in accordance with the USA Patriot Act.
     Section 12.17 No General Partner’s Liability. The Lenders agree that no claim arising against either UCLP, the Borrower or any Restricted Subsidiary under any Loan Document shall be asserted against the General Partner (in its individual capacity) and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Indebtedness or any claims arising under this Agreement or any other Loan Document, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Lenders. Nothing in this Section 12.17, however, shall be construed so as to prevent the Administrative Agent or any Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon the General Partner for the purpose of (i) obtaining jurisdiction over UCLP, the Borrower or any Restricted Subsidiary or (ii) obtaining judgment, order or execution against the General Partner arising out of any fraud or intentional misrepresentation by the General Partner in connection with the Loan Documents or of recovery of moneys received by the General Partner in violation of the terms of this Agreement.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	UC OPERATING PARTNERSHIP, L.P.

	By:	UCLP OLP GP LLC,
its general partner

	By:	/s/ Daniel Schlanger

	Name:	Daniel Schlanger
	Title:	Senior Vice President and Chief Financial Officer

Address for Notices:

4444 Brittmoore Road
Houston, Texas 77041

Telecopier No.: (713) 466-6720
Telephone No.: (713) 335-7295
Attention: President

Copy to: General Counsel

Copy to:

Carol M. Burke
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Telecopier No.: (713) 276-6561
Telephone No.: (713) 276-5561

GUARANTORS:	UNIVERSAL COMPRESSION PARTNERS, L.P.

	By:	UCO GENERAL PARTNER, LP,
its general partner

	By:	UCO GP, LLC,
its general partner
	By:	/s/ Daniel Schlanger

	Name:	Daniel Schlanger
	Title:	Senior Vice President and Chief Financial Officer

Title:

Address for Notices:

4444 Brittmoore Road
Houston, Texas 77041

Telecopier No.: (713) 466-6720
Telephone No.: (713) 335-7295
Attention: President

Copy to: General Counsel

Copy to:

Carol M. Burke
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, Texas 77002
Telecopier No.: (713) 276-6561
Telephone No.: (713) 276-5561

ADMINISTRATIVE AGENT AND LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

	By:	/s/ Todd Schanzlin

	Name:	Todd Schanzlin
	Title:	Vice President

Lending Office for ABR Loans and Eurodollar Loans:

301 South College Street
23rd Floor NC 0680
Charlotte, North Carolina 28288
Telecopier No.: (704) 383-0288

Address for Notices:

301 South College Street
23rd Floor NC 0680
Charlotte, North Carolina 28288
Attention: Syndication Agency Services
Telecopier No.: (704) 383-0288

With copy to:

Wachovia Capital Markets, LLC
1001 Fannin, Suite 2255
Houston, Texas 77002
Attention: David Humphreys
Telecopier No.: 713-605-6354

SYNDICATION AGENT AND LENDER:	DEUTSCHE BANK TRUST COMPANY AMERICAS,
	Individually	and as Syndication Agent

By:

Name:
Title:

By:

Name:
Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Address for Notices:

Attention:
Telecopier No.:

With copy to:

Attention:
Telecopier No.:

CO-DOCUMENTATION AGENT AND LENDER:	FORTIS CAPITAL, CORP., as Co-Documentation Agent and Lender

By:

Name:
Title:

By:

Name:
Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Address for Notices:

Attention:
Telecopier No.:

With copy to:

Attention:
Telecopier No.:

CO-DOCUMENTATION AGENT AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By:

Name:
Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Address for Notices:

Attention:
Telecopier No.:

With copy to:

Attention:
Telecopier No.:

EXHIBIT A
FORM OF NOTE

$	, 2006
     FOR VALUE RECEIVED, UC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to                                          (the “Lender”) or registered assigns, at the principal office of WACHOVIA BANK, NATIONAL ASSOCIATION, as the Administrative Agent (the “Administrative Agent”), at 301 South College Street, Charlotte, North Carolina 28288-0608, the principal sum of                                          US Dollars ($                    ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the [Revolving/Term] Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such [Revolving/Term] Loan, at such office, in like money and funds, for the period commencing on the date of such [Revolving/Term] Loan until such [Revolving/Term] Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     The date, amount, Type, interest rate, Interest Period and maturity of each [Revolving/Term] Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedules attached hereto or any continuation thereof.
     This Note is one of the Notes referred to in the Senior Secured Credit Agreement dated as of October 20, 2006, among the Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and Lenders which are or become parties thereto (including the Lender) (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences [Revolving/Term] Loans made by the Lender thereunder. Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Credit Agreement.
     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of [Revolving/Term] Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
Exhibit A — 1

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit A — 2

EXHIBIT B
FORM OF BORROWING REQUEST
                    , 20___
     UC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), pursuant to the Senior Secured Credit Agreement dated as of October 20, 2006, among the Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and Lenders which are or become parties thereto (as the same may be amended or supplemented from time to time, the “Credit Agreement”), hereby make the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):
1.	[Revolving/Term] Loans:
(a) Aggregate amount of new [Revolving/Term] Loans to be borrowed is $                    ;
(b) Requested funding date is                     ,                     ;
(c) $                     of such [Revolving/Term Loan] Borrowings are to be ABR Loans;
(d) $                     of such [Revolving/Term Loan] Borrowings are to be Eurodollar Loans; and
(i) Length of Interest Period for Eurodollar Loans is:                     .
(e) The location and number of the account is:                     .
2.	Eurodollar Loan Continuation/Conversion for Eurodollar Loans maturing on :
(a) Aggregate amount to be continued as Eurodollar Loans is $                    ; and
(i) Length of Interest Period for continued Eurodollar Loans is                     .
(b) Aggregate amount to be converted to ABR Loans is $                    .
Exhibit B — 1

3.	Conversion of outstanding ABR Loans to Eurodollar Loans:
(a) Convert $                     of the outstanding ABR Loans to Eurodollar Loans on                      with an Interest Period of                     .
     The undersigned certifies that he is the                      of                     , and that as such he is authorized to execute this certificate on behalf of                     . The undersigned further certifies, represents and warrants on behalf of                      that                      is entitled to receive the requested Borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit B — 2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
[     ], 200[  ]
     UC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), pursuant to Section 2.04 of the Senior Secured Credit Agreement dated as of October 20, 2006, among the Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and Lenders which are or become parties thereto (as the same may be amended or supplemented from time to time, the “Credit Agreement”), (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:
(i)	The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [ ];

(ii)	The effective date of the election made pursuant to this Interest Election Request is [ ], 200[ ];[and]

(iii)	The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [ ]].
     The undersigned certifies that he/she is the [     ] of the [     ], and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit C — 1

EXHIBIT D-1
FORM OF EFFECTIVE DATE COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the                      of                      and that as such he is authorized to execute this certificate on behalf of UC Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”). With reference to the Senior Secured Credit Agreement dated as of October 20, 2006, among the Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and Lenders which are or become parties thereto (as the same may be amended or supplemented from time to time, the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
(a)	The representations and warranties of the Borrower contained in ARTICLE VII of the Credit Agreement and in the Security Instruments were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except as such representations and warranties are expressly limited to an earlier date or are modified to give effect to the transactions expressly permitted by the Credit Agreement.

(b)	The Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof.

(c)	Since December 31, 2005, there has been no change or event having a Material Adverse Effect.

(d)	No Default has occurred and is continuing under the Credit Agreement.
EXECUTED AND DELIVERED this ___day of                     .

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit D-1 — 1

EXHIBIT D-2
FORM OF ONGOING COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the                      of                      and that as such he is authorized to execute this certificate on behalf of UC Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”). With reference to the Senior Secured Credit Agreement dated as of October 20, 2006, among the Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and Lenders which are or become parties thereto (as the same may be amended or supplemented from time to time, the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
(a)	The representations and warranties of the Borrower contained in ARTICLE VII of the Credit Agreement and in the Security Instruments were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except as such representations and warranties are expressly limited to an earlier date or are modified to give effect to the transactions expressly permitted by the Credit Agreement.

(b)	The Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof.

(c)	Since December 31, 2005, there has been no change or event having a Material Adverse Effect.

(d)	No Default has occurred and is continuing under the Credit Agreement.

(e)	Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with section 8.07 and Section 9.10(a) and (b) as of the end of the [fiscal quarter][fiscal year] ending [ ].
EXECUTED AND DELIVERED this ___day of                     .

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit D-2 — 1

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	UC Operating Partnership, L.P., a Delaware limited partnership

4.	Administrative Agent:	Wachovia Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 20, 2006 among the Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents

[1]	Select as applicable.
Exhibit E — 1

and Lenders which are or become parties thereto (as the same may be amended or supplemented from time to time)
6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
Commitment	Commitment/Loans	Commitment/Loans	of
Assigned	for all Lenders	Assigned	Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%
Effective Date:                      ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit E — 2

[Consented to and][3] Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By

Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By

Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit E — 3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
Exhibit E — 4

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.
Exhibit E — 5

EXHIBIT F-1
SENIOR SECURITY INSTRUMENTS
1. Collateral Agreement dated as of October 20, 2006 among the Borrower, the Guarantor, UCLP OLP GP LLC, UCLP Leasing, L.P. and the Administrative Agent, as amended, modified or restated from time to time (the “Collateral Agreement”), covering:
a. Borrower’s pledge of 100% of the membership interests and partnership interests of the following Domestic Subsidiaries:
(i)	UCLP Leasing GP LLC

(ii)	UCLP Leasing, L.P.
b. Guarantor’s pledge of 100% of the membership interests and partnership interests of the following Domestic Subsidiaries:
(i)	UCLP OLP GP LLC

(ii)	UC Operating Partnership, L.P.
c. Guarantor’s and each Subsidiaries accounts, chattel paper, documents, equipment, general intangibles, instruments and inventory, all books and records pertaining to the foregoing and proceeds.
2. UCC Financing Statements for the Borrower, the Guarantor, UCLP OLP GP LLC and UCLP Leasing, L.P. relating to Item 1.
3. Stock Powers relating to stock pledged in Items 1(a)(i) and 1(b)(i).
4. Original certificates representing stock pledged in Item 1:
a. Certificate No. 1, one share of UCLP OLP GP LLC owned by UCLP
b. Certificate No. 1, one share of UCLP Leasing GP LLC owned by the Borrower
5. Stock Powers
6. Guaranty Agreement dated as of October 20, 2006 among Universal Compression Partners, L.P., UCLP Leasing, L.P. and UCLP OLP GP LLC and the Administrative Agent, as amended, modified or restated from time to time

EXHIBIT F-2
FORM OF GUARANTY AGREEMENT
      This GUARANTY AGREEMENT is dated as of October 20, 2006 made by [                                          ], a [                                         ] [                                         ] and each of the signatories hereto (each of the signatories hereto and the Guarantors that becomes a party hereto from time to time after the date hereof, the “Guarantors”), in favor of Wachovia Bank, National Association, as the administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement dated October 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UC Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), Universal Compression Partners L.P., the Lenders, the Administrative Agent, and the other Agents party thereto.
R E C I T A L S
     A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
     B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of the Credit Agreement.
     C. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders.
     D. NOW, THEREFORE, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
ARTICLE I
Definitions
     Section 1.01 Definitions.
          (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement, and all uncapitalized terms which are defined in the UCC on the date hereof are used herein as so defined.
          (b) The following terms have the following meanings:
“Agreement” means this Guaranty Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
Exhibit F-2 — 1

“Bankruptcy Code” means Title 11, United States Code, as amended from time to time.
“Borrower Obligations” means the collective reference to the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of the Borrower (including, without limitation, all Indebtedness) of every kind or description arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Guaranteed Documents, including, without limitation, the unpaid principal of and interest on the Loans and the LC Exposure and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Guaranteed Creditors, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Guaranteed Documents, whether on account of principal, interest, premium, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable costs, fees and disbursements that are required to be paid by the Borrower pursuant to the terms of any Guaranteed Documents).
“Collateral Agreement” means that certain Collateral Agreement, dated October 20, 2006 by UCLP, GP, UCLP Leasing and the Borrower, collectively, as Grantors in favor of Wachovia Bank, National Association, as Administrative Agent for the Lenders.
“Guaranteed Creditors” means the collective reference to the Administrative Agent, the Lenders and the Lenders and Affiliates of Lenders that are parties to Guaranteed Hedging Agreements.
“Guaranteed Documents” means the collective reference to the Credit Agreement, the other Loan Documents, each Guaranteed Hedging Agreement and any other document made, delivered or given in connection with any of the foregoing.
“Guaranteed Hedging Agreement” means any Hedging Agreement between the Borrower or any Restricted Subsidiary and any Lender or any Affiliate of any Lender while such Person (or, in the case of an Affiliate of a Lender, the Person affiliated therewith) is a Lender, including any Hedging Agreement between such Persons in existence prior to the date hereof, but excluding any Hedging Agreement now existing or hereafter arising in connection with an ABS Facility. For the avoidance of doubt, a Hedging Agreement ceases to be a Guaranteed Hedging Agreement if the Person that is the counterparty to the Borrower or any Restricted Subsidiary under a Hedging Agreement ceases to be a Lender under the Credit Agreement (or, in the case of an Affiliate of a Lender, the Person affiliated therewith ceases to be a Lender under the Credit Agreement).
“Guarantor Obligations” means with respect to any Guarantor, the collective reference to (a) the Borrower Obligations and (b) the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of such Guarantor of every kind or description, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant, or evidenced by, any
Exhibit F-2 — 2

Guaranteed Document to which such Guarantor is a party, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements that are required to be paid pursuant to the terms of any Guaranteed Document).
“Guarantors” means the collective reference to each Guarantor.
“Obligations” means: (a) in the case of each Borrower, the Borrower Obligations and (b) in the case of each Guarantor, its Guarantor Obligations.
“Guarantor Claims” has the meaning assigned to such term in Section 6.01.
     Section 1.02 Rules of Interpretation. Section 1.04 of the Credit Agreement is hereby incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
ARTICLE II
Guarantee
     Section 2.01 Guarantee.
          (a) Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the Guaranteed Creditors and each of their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment in cash and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.
          (b) Anything herein or in any other Guaranteed Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Guaranteed Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.02).
          (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this ARTICLE II or affecting the rights and remedies of any Guaranteed Creditor hereunder.
          (d) Each Guarantor agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this ARTICLE II shall remain in full force and effect until all the Borrower Obligations shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement) and all of the Aggregate Commitments are terminated, notwithstanding that from time to time during the term of the Credit Agreement, no Borrower Obligations may be outstanding.
Exhibit F-2 — 3

          (e) No payment made by any Guarantor, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full in cash, no Letter of Credit is outstanding (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement) and all of the Aggregate Commitments are terminated.
     Section 2.02 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.03. The provisions of this Section 2.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Creditors, and each Guarantor shall remain liable to the Guaranteed Creditors for the full amount guaranteed by such Guarantor hereunder.
     Section 2.03 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Guaranteed Creditor, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Creditor against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Guaranteed Creditor for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Creditors on account of the Borrower Obligations are irrevocably and indefeasibly paid in full in cash, no Letter of Credit is outstanding (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement) and all of the Aggregate Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been irrevocably and indefeasibly paid in full in cash, any Letter of Credit is outstanding (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement) or any of the Aggregate Commitments are in effect, such amount shall be held by such Guarantor in trust for the Guaranteed Creditors, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with Section 10.02(c) of the Credit Agreement.
     Section 2.04 Amendments, Etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder, and such Guarantor’s obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation
Exhibit F-2 — 4

of rights against any Guarantor and without notice to, demand upon or further assent by any Guarantor (which notice, demand and assent requirements are hereby expressly waived by such Guarantor), (a) any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor or otherwise and any of the Borrower Obligations continued; (b) the Borrower Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, any Guaranteed Creditor; (c) any Guaranteed Document may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Creditors may deem advisable from time to time; (d) any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released; (e) any additional guarantors, makers or endorsers of the Borrower Obligations may from time to time be obligated on the Borrower Obligations or any additional security or collateral for the payment and performance of the Borrower Obligations may from time to time secure the Borrower Obligations; and (f) any other event shall occur which constitutes a defense or release of sureties generally. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this ARTICLE II or any Property subject thereto.
     Section 2.05 Waivers. Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Guaranteed Creditor upon the guarantee contained in this ARTICLE II or acceptance of the guarantee contained in this ARTICLE II; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this ARTICLE II and no notice of creation of the Borrower Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower needs to be given to any Guarantor; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Guaranteed Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this ARTICLE II. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations.
     Section 2.06 Guaranty Absolute and Unconditional.
          (a) Each Guarantor understands and agrees that the guarantee contained in this ARTICLE II is, and shall be construed as, a continuing, completed, absolute and unconditional guarantee of payment, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following:
     (i) the invalidity or unenforceability of any Guaranteed Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Creditor;
Exhibit F-2 — 5

     (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Guaranteed Creditor;
     (iii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of the Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest therein) in or as a result of such proceeding;
     (iv) any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders of the Borrower or the Guarantor; provided that upon any such sale, lease or transfer, such assets shall be released in accordance with Section 8.12 of the Collateral Agreement.
     (v) any change in the corporate existence (including its constitution, laws, rules, regulations or power), structure or ownership of any Guarantor;
     (vi) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Guarantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations;
     (vii) the absence of any attempt to collect the Obligations or any part of them from any Guarantor;
     (viii) (A) any Guaranteed Creditor’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (B) any borrowing or grant of a Lien by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (C) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guaranteed Creditor’s claim (or claims) for repayment of the Obligations; (D) any use of cash collateral under Section 363 of the Bankruptcy Code; (E) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; (F) the avoidance of any Lien in favor of the Guaranteed Creditors or any of them for any reason; or (G) failure by any Guaranteed Creditor to file or enforce a claim against the Borrower or the Borrower’s estate in any bankruptcy or insolvency case or proceeding; or
     (ix) any other circumstance or act whatsoever, including any action or omission of the type described in Section 2.04 (with or without notice to or knowledge of the Borrower or such Guarantor), which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this ARTICLE II, in bankruptcy or in any other instance.
Exhibit F-2 — 6

          (b) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Creditor may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Creditor against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     Section 2.07 Reinstatement. The guarantee contained in this ARTICLE II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payments had not been made.
     Section 2.08 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, without set-off, deduction or counterclaim in dollars, in immediately available funds, at its US Principal Office.
ARTICLE III
Representations and Warranties
     To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Lenders (and their Affiliates) to enter into Hedging Agreements with the Borrower and its Restricted Subsidiaries, each Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:
     Section 3.01 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects, provided that each reference in each such representation and warranty to each Borrower’s knowledge, as applicable, shall, for the purposes of this Section 3.01, be deemed to be a reference to such Guarantor’s knowledge.
Exhibit F-2 — 7

     Section 3.02 Benefit to the Guarantor. Each Borrower is a member of an affiliated group of companies that includes each Guarantor and each Borrower and the other Guarantors are engaged in related businesses. Each Guarantor (other than UCLP) is a Restricted Subsidiary of UCLP and its guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and each Borrower.
     Section 3.03 Solvency. Each Guarantor (a) is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement (after giving effect to Section 2.02), (b) is not engaged in business or a transaction, or about to engage in a business or a transaction, for which any Property remaining with it constitute unreasonably small capital, and (c) does not intend to incur, or believe it will incur, Debt that will be beyond its ability to pay as such Debt matures.
ARTICLE IV
Covenants
     Each Guarantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Borrower Obligations shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement) and all of the Aggregate Commitments shall have terminated:
     Section 4.01 Covenants in Credit Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.
ARTICLE V
The Administrative Agent
     Section 5.01 Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Guaranteed Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Creditors with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
Exhibit F-2 — 8

ARTICLE VI
Subordination of Indebtedness
     Section 6.01 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to any other Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.
     Section 6.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor, the Administrative Agent on behalf of the Administrative Agent and the Guaranteed Creditors shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Administrative Agent and the Guaranteed Creditors for application against the Borrower Obligations as provided under Section 10.02(b) of the Credit Agreement. Should any Agent or Guaranteed Creditor receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantors, shall constitute a credit upon the Guarantor Claims, then upon payment in full in cash of the Borrower Obligations, the expiration of all Letters of Credit (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement) and the termination of all of the Aggregate Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the Guaranteed Creditors to the extent that such payments to the Administrative Agent and the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the Guaranteed Creditors had not received dividends or payments upon the Guarantor Claims.
     Section 6.03 Payments Held in Trust. In the event that notwithstanding Section 6.01 and Section 6.02, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the Guaranteed Creditors an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Guaranteed Creditors; and each Guarantor covenants promptly to pay the same to the Administrative Agent.
     Section 6.04 Liens Subordinate. Each Guarantor agrees that, until the Borrower Obligations are paid in full in cash, the expiration of all Letters of Credit (except for Letters of Credit secured by cash collateral as permitted in Section 2.07(a)(iii) of the Credit Agreement)
Exhibit F-2 — 9

and the termination of all of the Aggregate Commitments, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Guarantor, the Administrative Agent or any Guaranteed Creditor presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Guarantor, during the period in which any of the Borrower Obligations are outstanding or the Aggregate Commitments are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.
     Section 6.05 Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.
ARTICLE VII
Miscellaneous
     Section 7.01 Waiver. No failure on the part of the Administrative Agent or any Guaranteed Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy or any abandonment or discontinuance of steps to enforce such right, power, privilege or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Agreement or any other Loan Document preclude or be construed as a waiver of any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.
     Section 7.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
     Section 7.03 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.
     Section 7.04 Successors and Assigns. The provisions of this Agreement shall be binding upon the Guarantors and their successors and assigns and shall inure to the benefit of the Administrative Agent and the Guaranteed Creditors and their respective successors and assigns; provided that except as set forth in Section 12.04 of the Credit Agreement, no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders, and any such purported assignment, transfer or delegation shall be null and void.
Exhibit F-2 — 10

     Section 7.05 Survival; Revival; Reinstatement.
          (a) All covenants, agreements, representations and warranties made by any Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document to which it is a party shall be considered to have been relied upon by the Administrative Agent, the other Agents, the Issuing Bank and the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the other Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitments have not expired or terminated.
          (b) To the extent that any payments on the Guarantor Obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Guarantor Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Guaranteed Creditors’ Liens, security interests, rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Guaranteed Creditors to effect such reinstatement.
     Section 7.06 Counterparts; Integration; Effectiveness.
          (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
          (b) This Agreement and the other Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. This Agreement and the Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
          (c) This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, the Lenders and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Exhibit F-2 — 11

     Section 7.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 7.08 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Hedging Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of the Guarantor owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 7.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Notwithstanding anything to the contrary contained in this Agreement, the Lenders hereby agree that they shall not set off any funds in any lock boxes whatsoever in connection with this Agreement, except for such lock boxes which may be established in connection with this Agreement.
     Section 7.09 Governing Law; Submission to Jurisdiction.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
          (c) EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GUARANTOR AT ITS ADDRESS
Exhibit F-2 — 12

SET FORTH ON SCHEDULE 1 HERETO OR AS UPDATED FROM TIME TO TIME, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.
          (d) NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTOR IN ANY OTHER JURISDICTION.
          (e) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY SECURITY INSTRUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE SECURITY INSTRUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.10.
     Section 7.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 7.11 Acknowledgments. Each Guarantor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) neither the Administrative Agent nor any Guaranteed Creditor has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Guaranteed Creditors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Creditors or among the Guarantors and the Guaranteed Creditors.
          (d) Each of the parties hereto specifically agrees that it has a duty to read this Agreement, the Security Instruments and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement, the Security Instruments and the
Exhibit F-2 — 13

other Loan Documents; that it has in fact read this Agreement, the Security Instruments and the other Loan Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
     Section 7.12 Additional Guarantors. Each Significant Domestic Subsidiary of UCLP that is required to become a party to this Agreement pursuant to Section 8.07 of the Credit Agreement shall become an Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto and shall thereafter have the same rights, benefits and obligations as an Guarantor party hereto on the date hereof.
     Section 7.13 Acceptance. Each Guarantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the Guaranteed Creditors being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent
     Section 7.14 No General Partner’s Liability. The Lenders agree that no claim arising against either the Borrower, UCLP or any Guarantor under this Agreement shall be asserted against the General Partner (in its individual capacity) and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Indebtedness or any claims arising under this Agreement or any other Loan Document, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Lenders. Nothing in this Section 7.14, however, shall be construed so as to prevent the Administrative Agent or any Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon the General Partner for the purpose of (i) obtaining jurisdiction over the Borrower, UCLP or any other Guarantor or (ii) obtaining judgment, order or execution against the General Partner arising out of any fraud or intentional misrepresentation by the General Partner in connection with the Loan Documents or of recovery of moneys received by the General Partner in violation of the terms of this Agreement.
Exhibit F-2 — 14

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	UC OPERATING PARTNERSHIP, L.P.
	By:	UCLP OLP GP LLC,
its general partner

By:
Name:
Title:

GUARANTORS:	[ ]
By:
Name:
Title:
Exhibit F-2 — 15

Acknowledged and Agreed to as
of the date hereof by:

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCATION
By:
Name:
Title:
Exhibit F-2 — 16

Annex I
Assumption Agreement
ASSUMPTION AGREEMENT, dated as of [                                          ], 200[     ], made by [                                          ], a [                                         ] (the “Additional Guarantor”), in favor of Wachovia Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H:
WHEREAS, UC Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), Universal Compression Partners, L.P., a Delaware limited partnership (the “Guarantor”), the Administrative Agent, Deutsche Bank Trust Company Americas, as Syndication Agent, Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc., as the Joint Lead Arrangers and Joint Lead Book Runners, and each of the other Agents and Lenders party thereto have entered into a Credit Agreement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Guarantor) have entered into the Guaranty Agreement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Administrative Agent for the benefit of the Guaranteed Creditors;
WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guaranty Agreement; and
WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 7.13 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as an Guarantor thereunder with the same force and effect as if originally named therein as an Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of an Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 1 to the Guaranty Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Article III of the Guaranty Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
Exhibit F-2 — 17

2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]
By:
Name:
Title:
Exhibit F-2 — 18

Schedule 1
NOTICE ADDRESSES OF GUARANTORS
[Name of Guarantor]
[Address]
[Name of Guarantor]
[Address]
Exhibit F-2 — 19

EXHIBIT G-1
FORM OF COMMITMENT INCREASE CERTIFICATE
[     ], 200[  ]

To:	Wachovia Bank, National Association, as Administrative Agent
     The Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and certain Lenders have heretofore entered into a Senior Secured Credit Agreement dated as of October 20, 2006 (as the same may be amended or supplemented from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Maximum Credit Amount Increase Certificate is being delivered pursuant to Section 2.06(b) of the Credit Agreement.
     Please be advised that the undersigned has agreed (a) to increase its Revolving Commitment under the Credit Agreement effective [     ], 200[ ] from $[     ] to $[     ] and (b) that it shall continue to be a party in all respect to the Credit Agreement and the other Loan Documents.

Very truly yours,

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit G-1 — 1

Accepted and Agreed:

Wachovia Bank, National Association,
as Administrative Agent
By:

Name:

Title:

Accepted and Agreed:

[LENDER]

By:

Name:

Title:

Exhibit G-1 — 2

EXHIBIT G-2
FORM OF ADDITIONAL LENDER CERTIFICATE
[     ], 200[  ]

To:	Wachovia Bank, National Association, as Administrative Agent
     The Borrower, Universal Compression Partners, L.P., a Delaware limited partnership, the Administrative Agent and the other Agents and certain Lenders have heretofore entered into a Senior Secured Credit Agreement dated as of October 20, 2006 (as the same may be amended or supplemented from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Additional Lender Certificate is being delivered pursuant to Section 2.06(b) of the Credit Agreement.
     Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective [     ], 200[ ] with a Revolving Commitment of $[ ] and (b) that it shall be a party in all respect to the Credit Agreement and the other Loan Documents.
     This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 2.06(b) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender.

Very truly yours,

UC OPERATING PARTNERSHIP, L.P.

By:	UCLP OLP GP LLC, its general partner

By:

Name:

Title:

Exhibit G-2 — 1

Accepted and Agreed:

Wachovia Bank, National Association,
as Administrative Agent

By:

Name:

Title:

Accepted and Agreed:

[ADDITIONAL LENDER]

By:

Name:

Title:

Exhibit G-2 — 2

Schedule 6.01(q) – Excepted Property
None
Schedule 6.01(q) – 1

Schedule 7.02 – Liabilities
1.	Miscellaneous performance bonds and guarantees and similar contingent obligations, none of which constitute debt under GAAP for borrowed money and all of which are permitted under this Agreement.

2.	See also Schedule 9.02.
Schedule 7.02 – 1

Schedule 7.03 – Litigation
None
Schedule 7.03 – 1

Schedule 7.09 – Taxes
None
Schedule 7.09 – 1

Schedule 7.10 – Titles, Etc.
None
Schedule 7.10 – 1

Schedule 7.13 – Subsidiaries

Jurisdiction of
Incorporation/
Company	Organization
1 UCLP OLP GP LLC	Delaware
2 UC Operating Partnership, LP	Delaware
3 UCLP Leasing GP LLC	Delaware
4 UCLP Leasing, L.P.	Delaware
Schedule 7.13 – 1

Schedule 7.19 – Hedging Agreements
(As of September 30, 2006)

					MTM
					GAIN /
		EFFECTIVE			<LOSS>
COUNTERPARTY	NOTIONAL	DATE	MATURE	RATE	09/30/2006
Bank Loan
Wachovia	$125,000	12/01/06	12/01/11	0.05020	$(548)
Schedule 7.19 – 1

Schedule 7.20 – Restriction on Liens
1.	All agreements or arrangements related to or purporting to be recourse to and/or creating a lien on the assets of the general partner of UCLP.
Schedule 7.20 – 1

Schedule 8.07 – Excluded Collateral
Each reference to Collateral or to any relevant type or item of Property constituting Collateral shall be deemed to exclude (i) tangible Property that is not located in the continental United States (including its possessions), (ii) motor vehicles, forklifts and trailers, (iii) voting equity interests in any Foreign Subsidiary required to prevent the Collateral from including more than 65% of all voting equity interests in such Foreign Subsidiary, (iv) any general intangibles or other rights arising under any contract, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would constitute a material violation of a valid and enforceable restriction in favor of a third party, unless and until all required consents shall have been obtained, (v) Property owned by other Persons involved in an ABS Facility; and (vi) any Property subject to a Lien permitted by Section 9.02(b), (c), (e) or (f) of this Agreement, so long as such Lien is in effect.
Schedule 8.07 – 1

Schedule 9.01 – Debt
1.	The Indebtedness.

2.	Capital lease with General Electric Capital Business Asset Funding Corporation to the extent it affects the contract rights arising from the certain contract between UCI and Dominion Exploration & Production for the provision of compression services in Sutton County, Texas utilizing one compressor unit.
Schedule 9.01 – 1

Schedule 9.02 – Liens
1.	Liens securing the Notes.

2.	Capital lease with General Electric Capital Business Asset Funding Corporation to the extent it affects the contract rights arising from the certain contract between UCI and Dominion Exploration & Production for the provision of compression services in Sutton County, Texas utilizing one compressor unit.
Schedule 9.02 – 1

Schedule 9.03 – Investments, Loans and Advances
None
Schedule 9.03 – 1

Schedule 9.13 – Transactions with Affiliates
1.	Contribution, Conveyance and Assumption Agreement dated October 20, 2006, pursuant to which Holdings and its Subsidiaries will convey a portion of their domestic contract compression business to the UCLP Group.

2.	Omnibus Agreement.

3.	Transactions with Affiliates in connection with the Investments set forth on Schedule 9.03.
Schedule 9.03 – 2